EXHIBIT 10.41

AMENDED AND RESTATED

CANCER COLLABORATION AGREEMENT

BETWEEN

EXELIXIS, INC.

AND

BRISTOL-MYERS SQUIBB COMPANY

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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v

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED AND RESTATED

CANCER COLLABORATION AGREEMENT

THIS AMENDED AND RESTATED CANCER COLLABORATION AGREEMENT (the “Amended and Restated Agreement”) is made and entered into as of December 15, 2003 (the “Amendment Effective Date”) by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 345 Park Avenue, New York, New York, 10154 (“BMS”).  Exelixis and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.                                    BMS is a multinational health care company that has expertise and capability in developing and marketing human pharmaceuticals and has research and development programs.

B.                                    Exelixis is a multinational biotechnology company that has expertise and proprietary technology relating to genetic model systems, functional genomics and computational biology and is applying such technology to discover and validate targets for drug discovery in a variety of disease areas.

C.                                    BMS and Exelixis desire to establish a collaboration to apply such Exelixis technology and expertise to the identification and characterization of biochemical pathways and targets in specific research areas relevant to cell growth and proliferation, to generate small molecule therapeutic or prophylactic compounds directed against such targets, and to provide for the development and commercialization of novel therapeutic and prophylactic products based on such research.

D.                                    Exelixis and BMS entered into the Cancer Collaboration Agreement (the “Agreement”) on July 17, 2001 (the “Effective Date”) and subsequently amended the Agreement pursuant to a Letter Amendment effective December 7, 2001 (the “First Amendment”).

E.                                      Exelixis and BMS now wish to amend further the Agreement and to restate the amended agreement.

NOW, THEREFORE, the Parties agree as follows:

1.                                      DEFINITIONS

The following terms shall have the following meanings as used in this Amended and Restated Agreement:

1.1                               “Abandoned DVT” means [ * ].

1.2                               “Abandoned ET” means [ * ].

1.3                               “Abandoned Target” means an Abandoned DVT or an Abandoned ET.

1.4                               “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of the definition in this Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5                               “Assay” means [ * ].

1.6                               “Back-up Compound” means, [ * ].

1.7          “BMS Collaboration Product” means [ * ].

1.8                               “BMS DVT Product” means [ * ].

1.9                               “BMS ET Product” means [ * ].

1.10                        “BMS Know-How” means all Information Controlled by BMS (other than BMS Patents) and its Affiliates during the term of the Agreement or this Amended and Restated Agreement that is necessary or reasonably useful for Exelixis to exercise the rights licensed or granted to it under Sections 5.3 and 5.5 hereof and/or to perform its obligations to the Collaboration under this Amended and Restated Agreement.

1.11                        “BMS Patents” means all Patents Controlled by BMS and its Affiliates, including Patents Controlled jointly with Exelixis, during the term of the Agreement or this Amended and Restated Agreement that are necessary or reasonably useful for Exelixis to exercise the rights licensed or granted to it under Section 5.3 (or which may be acquired by it under Section 5.5 hereof) and/or to perform its obligations to the Collaboration under this Amended and Restated Agreement.

1.12                        “BMS Product” means [ * ].

1.13                        “BMS Selected DVT” means [ * ].

1.14                        “BMS Selected ET” means [ * ].

1.15                        “BMS Selected Target” means [ * ].

1.16                        “BMS Sole Product” means [ * ].

1.17                        “Collaboration” means all the activities performed by or on behalf of Exelixis or BMS in the course of performing work contemplated in Article 2 or Section 3.1 or 3.5.

1.18        “Collaboration Compound” means [ * ].

For clarity, any compound licensed in by BMS from Third Parties for activity against a BMS Selected Target shall not be deemed to be a Collaboration Compound for milestone and royalty purposes hereunder unless such compound is (A) acquired as a result of the use or subsequently developed through the use, to any material extent, of any Information relating to such BMS Selected Target that Remained Confidential to Exelixis at the time of use or (B) developed in a manner or acquired as a result of activity that would otherwise have infringed a claim of an issued or published (and subsequently issued) Exelixis Patent.

BMS shall not have any development or commercialization license rights under Section 5.1(a)(iv) with respect to any compound that fails to meet the definition of a Collaboration Compound.  The preceding sentence shall not be interpreted as preventing BMS from developing or commercializing, on account of its ability to modulate a target other than a BMS Selected Target, a derivative of a Lead Compound or a Back-up Compound wherein such derivative (A) was made by BMS pursuant to its license in Section 5.1(a)(iv), (B) is not a Collaboration Compound and (C) (1) for which the manufacture and use of such derivative would not infringe an EXEL Patent and (2) is not manufactured, developed or commercialized through the use of EXEL Know-How that Remains Confidential at the time of use.

1.19                        “Controlled” means, with respect to any gene, protein, compound, material, Information or intellectual property right, that the Party owns or has a license to such gene, protein, compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such gene, protein, compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.20                        “Decision Point 1 (DP1) Approval” means [ * ].

1.21                        “Decision Point 2 (DP2) Approval” means [ * ].

1.22                        “Decision Point 3 (DP3) Approval” means [ * ].

1.23                        “Designated Target” means [ * ].

1.24                        “Designated Validated Target” means [ * ].

1.25                        “Development Field” means [ * ].

1.26                        “Diligent Efforts” means [ * ].

1.27                        “DP1 Orthologue” means [ * ].

1.28                        “Draft Target Pool” means [ * ].

1.29                        “Draft Validated Target Pool” means [ * ].

1.30        “Eligible Target” means [ * ].

1.31                        “EXEL Compound” means [ * ].

1.32        “EXEL DP1 Equivalent” means [ * ].

1.33                        “EXEL Know-How” means all Information Controlled by Exelixis (other than EXEL Patents or Target Inventions invented solely or jointly by BMS) and its Affiliates during the term of the Agreement or this Amended and Restated Agreement that is necessary or reasonably useful for BMS to exercise the rights licensed or granted to it under Sections 5.1 and 5.2 hereof and/or to perform its obligations to the Collaboration under this Amended and Restated Agreement.

1.34                        “EXEL Patents” means all Patents Controlled by Exelixis and its Affiliates (other than Patents claiming Target Inventions invented solely by BMS or jointly by BMS with Exelixis, but including Patent claiming Target Inventions invented solely by Exelixis), including Patents Controlled jointly with BMS, during the term of the Agreement or this Amended and Restated Agreement that are necessary or reasonably useful for BMS to exercise the rights licensed or granted to it under Section 5.1 hereof (or which may be acquired by it under Sections 5.2(b) and 5.5 hereof) and/or to perform its obligations to the Collaboration under this Amended and Restated Agreement.

1.35                        “EXEL Product” means [ * ].

1.36                        “EXEL Selected ET” means [ * ].

1.37                        “EXEL Selected Target” means [ * ].

1.38                        “Gene Family” means (a) a group of at least [ * ] that meet the [ * ] regarding [ * ] or (b) a group of at least [ * ] that [ * ].

1.39                        “Genetic Entry Point” means [ * ].

1.40                        “Genetic Screen” means [ * ].

1.41                        “IND” means an Investigational New Drug Application filed with the United States Food and Drug Administration in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.42                        “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.43                        “Initial Research Term” means the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date.

1.44                        “Invention” means [ * ].

1.45                        “Joint Invention” means [ * ].

1.46                        “Joint Management Team” or “JMT” means the committee described in Section 2.3.

1.47                        “Joint Scientific Committee” or “JSC” means the committee described in Section 2.4.

1.48                        “Lead Compound” means [ * ].

1.49                        “Major Market” means [ * ].

1.50                        “MOA Agreement” means the Research Collaboration and Technology Transfer Agreement between Exelixis and BMS dated September 14, 1999, as heretofore amended and as may be amended from time to time hereafter.

1.51        “Model System Target” means [ * ].

1.52                        “NDA” means a New Drug Application filed with the United States Food and Drug Administration in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.53        “Net Sales” means [ * ].

In the event a Product or Pharmacogenomic Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product or Pharmacogenomic Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product or Pharmacogenomic Product portion of the end-user product and/or service when such Product or Pharmacogenomic Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question.  All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated.  In the event that, in any country or countries, no separate sale of either such above-designated Product or Pharmacogenomic Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product or Pharmacogenomic Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country by country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be.

Notwithstanding the foregoing, it is agreed that drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” or “active functional elements,” the presence of which in a Product or Pharmacogenomic Product would be deemed to create a combination product subject to the terms of the preceding paragraph.

1.54                        “Nonselected Target” shall have the meaning set forth in Section 3.3(h).

1.55                        “Patent” means (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Amended and Restated Agreement or by mutual written agreement), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof and (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Amended and Restated Agreement or by mutual written consent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.56                        “Pharmacogenomic Product” means [ * ].

1.57                        “Phase I Clinical Trial” means a trial on sufficient numbers of normal volunteers and patients that is designed to establish that a pharmaceutical product is safe for its intended use, and to support its continued testing in Phase II Clinical Trials.

1.58                        “Phase II Clinical Trial” means a trial on sufficient numbers of patients that is designed to establish the safety and biological activity of a pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed.

1.59                        “Phase III Clinical Trial” means a trial on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.60                        “Phenotypic Screen” means [ * ].

1.61        “PreDesignated Target” means [ * ].

1.62                        “Product” means [ * ].

1.63                        “PTP” means [ * ].

1.64                        “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.65                        “Remains Confidential” means, with respect to Information generated pursuant to the Collaboration that is used by or on behalf of a Party or its Affiliate or sublicensee, that such Information, at the time of such use, was not then in the public domain and was not then known to a Party or any of its Affiliates or licensees as a result of disclosure by a Third Party entitled to disclose same without restriction as to confidentiality.

1.66                        “Research Field” means cancer research [ * ].

1.67                        “Research Plan” shall have the meaning set forth in Section 2.7.

1.68                        “Research Term” “ means the Initial Research Term plus the Subsequent Research Term.

1.69                        “Reverted Target” shall have the meaning set forth in Section 3.1.

1.70                        “Selected DVT” means [ * ].

1.71                        “Selected ET” means [ * ].

1.72                        “Selected Target” means a Selected ET or a Selected DVT.

1.73                        “Sole Invention” means [ * ].

1.74                        “Subsequent Research Term” means the period commencing on the third (3rd) anniversary of the Effective Date and ending, unless earlier terminated pursuant to Sections 2.6(a), [ * ] or 10.2, [ * ], on the eighth (8th) anniversary of the Effective Date.

1.75                        “Target” means [ * ].

1.76                        “Target Invention” means [ * ].

1.77                        “Third Party” means any entity other than (i) Exelixis, (ii) BMS or (iii) an Affiliate of either Party.

1.78                        “Threshold BMS Product” means [ * ].

1.79                        “Tier 1 Validation” means [ * ].

1.80                        “Tier 2 Validation” means [ * ].

1.81                        “Tier 2 Validation Criteria” means [ * ].

1.82                        “Valid Claim” means (a) a claim in an issued Patent, as described in Section 1.55(a), which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned in accordance with or as permitted by the terms of this Amended and Restated Agreement or by mutual written agreement, or (b) a claim under a pending application for a Patent, as described in Section 1.55(b), that has been pending five (5) years or less from its date of filing, and which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.83                        “VBP” means the Third Party with whom Exelixis, as of the Amendment Effective Date, has an alliance to discover, develop and commercialize therapeutics in the areas of [ * ].

2.                                      RESEARCH PROGRAM

2.1                               Overview.  The general goals and intent of the Collaboration are to apply the Exelixis technology to discovering Eligible Targets and Designated Validated Targets that may be useful for the discovery and development of small molecule drugs for the prevention, treatment or cure of cancer.  One of the goals of the research to be conducted during the Subsequent Research Term is the identification of [ * ] using technologies that (a) subject to Section 2.7, are [ * ], and (b) the JSC believes will [ * ]; provided that when the JMT and JSC allocate resources and set research priorities, they take into account [ * ] in the course of the Collaboration.  [ * ].  The genes arising from such research shall be used to identify human genes which encode proteins likely to be suitable for the development of a small molecule therapeutic or prophylactic products for the treatment of cancer.  As set forth in more detail in Section 3.3, each Party shall [ * ] choose those human genes that qualify as Eligible Targets and Designated Validated Targets for development of a small molecule cancer drug.

2.2                               Management Structure.  The Parties agree to establish a multi-level committee structure to manage and direct the Collaboration and the relationship of the Parties in pursuing the research and development goals of this Amended and Restated Agreement.  The committee structure is intended to facilitate decision making and management of the various Collaboration activities of the Parties, and each Party agrees to use good faith, cooperative efforts to facilitate and assist the efforts of such committees.  The overall management of the Collaboration with respect to work performed by the Parties under the Research Plan shall be vested in the Joint Management Team (the “JMT”), with responsibility, as further discussed in Section 2.3, for establishing the strategic direction of the Collaboration and for managing and directing the research efforts of the Parties under the Collaboration.  The day-to-day management and direction of the Research Program shall be managed by the Joint Scientific Committee (the “JSC”), which shall report to and be managed by the JMT.  [ * ].  Any dispute that cannot be resolved by the JSC for matters that come before it shall be resolved by the JMT.

2.3                               Joint Management Team.

(a)                                  Membership.  The Joint Management Team (the “JMT”) shall be composed of four members, two members appointed by each Party.  [ * ], each Party shall appoint two representatives from its senior management team to the JMT.  Each Party may replace its JMT representatives at any time upon written notice to the other Party.  Exelixis shall designate one of its representatives as Chairperson for the period from the Effective Date until the first anniversary of the Effective Date.  Thereafter, the Parties shall alternately designate a Chairperson of the JMT for each subsequent contract year.  The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.  Any JMT member may add topics to the draft agenda.

(b)                                  Responsibilities.  During [ * ], the JMT shall meet a minimum of [ * ] as provided in Section 2.5; thereafter, the JMT shall meet at the request of either Party, which request may be made by each Party not more than [ * ], unless otherwise agreed to by [ * ].  The JMT shall supervise and direct the JSC, evaluate the progress of research under the Research Plan and monitor compliance with the diligence provisions set forth in Sections 2.7 and 3.4, and it will make the final decisions regarding [ * ].  To the extent necessary to carry out its responsibilities, a Party’s JMT members shall be granted access to the other Party’s Confidential Information relevant to any decision required to be made by the JMT.  Thus, it may be that members of the JMT, in assessing modifications to the Research Plan, assessing the results generated in the course of carrying out the Research Plan, or making determinations as required in this Section 2.3, may need to be granted access to higher levels of the proprietary or Confidential Information of the other Party than is provided to the JSC or to the employees of such Party working on the Collaboration.  The JMT shall discuss in good faith and agree on the level of such access that is needed to achieve the goals and intent of the Parties.

2.4                               Joint Scientific Committee.

(a)                                  Membership.  The Joint Scientific Committee (the “JSC”) shall be composed of four members.  Each Party may invite, with the approval of the other Party (which shall not be unreasonably withheld), additional employees or consultants (provided such employees and consultants have contractual confidentiality obligations to such Party that are at least as stringent as those set forth in this Amended and Restated Agreement) to attend one (1) or more meetings of the JSC as ad hoc, non-voting guests.  [ * ], each Party shall appoint two representatives to the JSC, one such representative being the individual at the Party with primary responsibility for the day-to-day management and execution of the Research Plan.  The JSC will report directly to the JMT and shall take its direction from the JMT.  Each Party may replace its appointed JSC representatives at any time upon written notice to the other Party.  Exelixis shall designate one of its representatives as Chairperson of the JSC.  The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.  Any JSC member may add topics to the draft agenda.

(b)                                  Responsibilities.  During [ * ], the JSC shall meet at a minimum [ * ].  Except for decisions made by the BMS members of the JSC pursuant to Section 1.30(c), the JSC shall operate by [ * ].  It shall be responsible for the planning and execution of the Research Program.  At its meetings, the JSC shall evaluate the data generated by the Parties in the course of carrying out the Research Plan, shall prioritize the Genetic Entry Points, shall perform those activities specifically described in this Article 2 and Article 3 and may consider modifying the Research Plan.  At the next JMT meeting, the JSC shall summarize for the JMT the progress in carrying out the Research Plan since the last JMT meeting, bring to the attention of the JMT any overarching issues or significant changes in a Research Plan, and address any issues raised by the JMT at its previous meeting.  The JSC shall also prioritize projects within the Research Plan.  To the extent necessary to carry out its responsibilities, a Party’s JSC members shall be granted access to the other Party’s Confidential Information relevant to any decision required to be made by the JSC.

2.5                               Meetings.  The Parties shall endeavor to schedule meetings of the JMT and the JSC [ * ].  Meetings for the JSC shall be held on an alternating basis in New Jersey and in San Francisco.  When possible, the meeting of the JMT should occur at the same location as the JSC meeting, with the JMT meeting occurring after the meeting of the JSC.  With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as nonvoting observers.  A meeting of a committee may be held by audio or video teleconference with the consent of each Party, provided that at least half of the minimum number of meetings for that committee shall be held in person.  Meetings of a committee shall be effective only if at least one representative of each Party is present or participating.  Each Party shall be responsible for all of its own expenses of participating in the committee meetings.

2.6                               Research Term.

(a)                                  BMS may terminate the Subsequent Research Term early by providing written notice thereof to Exelixis [ * ] prior to the fifth anniversary of the Effective Date.  If BMS provides such notice to Exelixis, then the Subsequent Research Term shall terminate on the [ * ] fifth anniversary of the Effective Date.  The research funding commitments of BMS set forth in Section 7.2(a) shall remain in force throughout the Initial Research Term, and the research funding commitments of BMS set forth in Section 7.2(b) shall remain in force until the termination of the Subsequent Research Term pursuant to this Section 2.6(a), [ * ] or the effective date of any termination of this Amended and Restated Agreement pursuant to Section 10.2.

(b)                                  If, during [ * ], Exelixis or any Exelixis Affiliate controlling Exelixis, [ * ].

(c)                                  For purposes of this Amended and Restated Agreement, [ * ].

(d)                                  The Parties may extend the Subsequent Research Term for [ * ] upon their mutual written agreement executed at least [ * ].

2.7                               Research Plan.  The Parties have agreed in writing upon a detailed plan for the research to be carried out by the Parties during [ * ] and prior to the selection of each Eligible Target or Designated Validated Target as a Selected Target (the “Research Plan”).  The JSC shall review the Research Plan [ * ] and may propose to the JMT revised versions of the Research Plan that are consistent with the terms of this Amended and Restated Agreement.  The JMT shall review, revise (if necessary) and approve all such proposals for revising the Research Plan.  Once approved by the JMT, such revised Research Plan shall replace the prior Research Plan.  During [ * ], each Party shall use Diligent Efforts to perform the tasks assigned to it in the Research Plan then in effect.  The Parties acknowledge and understand that the Research Plan can only be changed to add new Genetic Entry Points if the procedures set forth in Section 2.8 have been carried out.  At its first meeting after the Amendment Effective Date, the JSC shall discuss the Parties’ proposals for revising the Research Plan to cover [ * ].  Such revised Research Plan shall be approved by the JMT no later than [ * ].  The Parties anticipate that such Research Plan and the Research Plan for such [ * ] will include new target identification work by Exelixis.  The JSC may authorize additional target identification work during [ * ] if the JSC believes that [ * ] is unlikely [ * ].  The Parties anticipate that the Research Plans for the [ * ] will be focused on [ * ].  In the course of revising the Research Plan, the JSC shall consider [ * ].

2.8                               Genetic Entry Points.  The Genetic Entry Points on which research may be conducted by Exelixis during the Initial Research Term are listed on Exhibit 1.39A.  Potential additional Genetic Entry Points on which research may be conducted by Exelixis during the Subsequent Research Term are listed in Exhibit 1.39B.  The JSC shall decide whether genes listed or described in Exhibits 1.39A and 1.39B shall become Genetic Entry Points, and shall determine the priority of the research to be conducted on each of the Genetic Entry Points listed on Exhibits 1.39A and 1.39B.  Further additional Genetic Entry Points may be designated as set forth in this Section 2.8.  Prioritization of work on the Genetic Entry Points shall be determined by the JSC.  [ * ], the JSC shall review the Genetic Entry Points [ * ], and shall determine when a Genetic Entry Point should be re-prioritized, or removed from further research, under the Research Plan.  At its sole discretion, Exelixis may designate new Genetic Entry Points in the Research Field upon which Exelixis shall commence research pursuant to the Collaboration, if consistent with the relative priority given such new Genetic Entry point by the JSC.  [ * ].

2.9                               Identification of Model System Targets.  During [ * ], Exelixis shall use Diligent Efforts to identify, in accordance with the Research Plan, Model System Targets [ * ].

2.10                        Identification of Human Orthologues of Model System Targets.

(a)                                  Exelixis shall conduct a good faith search of publicly available databases for mammalian orthologues of each Model System Target it identifies pursuant to Section 2.9.  [ * ], Exelixis shall present to the BMS members of the JSC a list of all human orthologues newly identified by Exelixis pursuant to the preceding sentence.  [ * ].

(b)                                  At each JSC meeting, for each human orthologue [ * ], Exelixis shall present to the JSC the sequence of and a summary of the data [ * ].

(c)                                  If no human orthologue has been identified for a non-human Model System Target at the time Exelixis presents such Model System Target to the JSC, then the JSC shall decide whether further research should be done [ * ].

(d)                                  Upon termination of the Initial Research Term (other than due to termination of the Amended and Restated Agreement), if any Model System Targets for which no human orthologue has been identified remain, then, unless otherwise provided in the Research Plan approved by the JSC for the first year of the Subsequent Research Term, either Party may at its own discretion and expense perform, [ * ] research intended to identify one (1) or more human orthologues of such Model System Target.  [ * ].

(e)                                  [ * ].

(f)                                    [ * ].

(g)                                 [ * ].

(h)                                 [ * ].

(i)                                    [ * ].

2.11                        Identification of Eligible Targets.

(a)                                  The Parties will use reasonable efforts to mutually agree [ * ].  [ * ] shall bear the costs it incurs in the course of performing the responsibilities allocated to it.  [ * ] shall share all resulting information from such work with the other Party at or prior to the next meeting of the JSC.  Upon completion of the work reasonably necessary to determine whether a human orthologue meets the Eligible Target criteria, [ * ] shall promptly decide and record in writing whether each such human orthologue qualifies as an Eligible Target.  [ * ].

(b)                                  If during any JSC meeting during [ * ], a Party selects as a Selected ET any Eligible Target that was designated by the JSC or JMT as [ * ] prior to such selection, then such Party shall, as a result of such selection, [ * ] with respect to [ * ].  Such selection shall nevertheless [ * ] as a result of such selection.  If, after a BMS Collaboration Compound has achieved PTP status with respect [ * ], another BMS Collaboration Compound achieves PTP status with respect [ * ], then BMS agrees thereafter to [ * ], and such [ * ] for all purposes, including milestone and royalty payments set forth in Article 7, provided, that (i) [ * ], and (ii) such [ * ] during the Initial Research Term.

(c)                                  [ * ].

(d)                                  Commencing on the Amendment Effective Date, the Parties shall limit their work pursuant to this Section 2.11 to [ * ].  All work pursuant to this Section 2.11 shall cease [ * ].  During the Subsequent Research Term, the Parties shall devote their efforts to [ * ].

2.12                        Interaction with MOA Agreement.

(a)                                  After the Effective Date, BMS agrees that it will not provide any oncology compounds to Exelixis pursuant to the MOA Agreement (it being understood that BMS may provide such compounds pursuant to this Amended and Restated Agreement if the JMT so requests for the purpose of determining Genetic Entry Points or identifying PreDesignated Targets).  [ * ].

(b)

(i)                                    [ * ].

(ii)                                [ * ].

(iii)                            [ * ].

(c)                                  [ * ].

(d)                                  [ * ].

(e)                                  The agreements of the Parties set forth in this Section 2.12 shall bind the Parties with respect to this Amended and Restated Agreement and the MOA Agreement.  If the Parties decide that it would be helpful to execute a formal amendment of the MOA Agreement that reflects any of these agreements, then the Parties shall draft and execute such amendment in good faith and such amendment shall be consistent with the terms of this Section 2.12.

2.13                        Obligations of Parties.  Exelixis and BMS shall provide the JSC and its authorized representatives with [ * ].

2.14                        Collaboration Guidelines.  Subject to the terms of this Amended and Restated Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.  The relationship between Exelixis and BMS is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Amended and Restated Agreement.

2.15                        Conduct of Research.  The Parties shall use Diligent Efforts to conduct their respective tasks throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives as efficiently and expeditiously as reasonably practicable.

2.16                        Records.  Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

2.17                        Reports.  During [ * ], each Party shall report to the JSC no less than [ * ] and will submit to the other Party and the JSC a [ * ] written progress report summarizing the work performed under the Research Program.  If reasonably necessary for a Party to perform its work under the Collaboration or to exercise its rights under the Amended and Restated Agreement, such Party may request that the other Party provide more detailed information and data regarding such results reported by such other Party, and such other Party shall promptly provide the requesting Party with information and data as is reasonably related to such request.  All such reports shall be considered Confidential Information of the Party providing same.

2.18                        Non-Solicitation.  During [ * ], each Party and its Affiliates shall not: [ * ].

2.19                        Targets Previously Pursued by Entity Acquired by a Party.  Subject to Section 3.3(d):

(a)                                  The provisions set forth in this Section 2.19 shall apply in the event that either Party (the “Acquiring Party”) or an Affiliate of an Acquiring Party acquires or merges with another company (the “Acquired Entity”) [ * ].

(b)                                  [ * ].

(c)                                  [ * ].

(d)                                  [ * ].

(e)                                  [ * ].

(f)                                    [ * ].

(g)                                 [ * ].

2.20                        Identification of Designated Validated Targets.

(a)                                  The JSC may designate based on the research under Section 2.8, as a PreDesignated Target, [ * ].

(b)                                  The JSC will use reasonable efforts to mutually agree upon [ * ].  [ * ] shall [ * ] in the course of [ * ].  [ * ] shall [ * ] with the other Party at or prior to the next meeting of the JSC.  [ * ].

(c)                                  Upon completion of the [ * ], the JSC shall promptly decide whether to designate such [ * ].  In the course of making such decision, the JSC shall consider [ * ]  The Parties will use reasonable efforts to [ * ] associated with performing [ * ].  [ * ] shall bear [ * ] in the course of [ * ].  Subject to this Section 2.20(c), [ * ] shall share [ * ] at or prior to the next meeting of the JSC.

(d)                                  Upon completion of the work reasonably necessary to determine [ * ], the JSC shall promptly decide and record in writing [ * ].  The Parties understand and agree that, in a given circumstance, the [ * ] need not be sole determining factors regarding whether [ * ].

(e)                                  BMS will be entitled to [ * ].  BMS may [ * ] if the JMT agrees that [ * ] without unreasonably jeopardizing [ * ].  BMS’ obligation to [ * ].  During the period of time that a BMS Selected ET is [ * ], such Target shall be treated as, and BMS shall retain the rights, benefits and privileges previously granted hereunder with respect to such BMS Selected ET, provided that Exelixis shall be deemed to have sufficient rights under the EXEL Patents, EXEL Know-How, Target Inventions, BMS Patents and BMS Know-How to perform its obligations under the Research Plan with respect to such BMS Selected ET.

(f)                                    If a BMS Selected ET [ * ] by BMS pursuant to Section 2.20(e) does not [ * ], then [ * ].

(g)                                 [ * ].

(h)                                 [ * ].

3.                                      SELECTION, PURSUIT AND ABANDONMENT OF TARGETS

3.1                               Target Pools.

(a)                                  Draft Target Pool.  Subject to Section 2.12, each Eligible Target shall be added to the Draft Target Pool upon its designation as an Eligible Target by the JSC, [ * ].

(b)                                  Draft Validated Target Pool.  [ * ].

3.2                               Disclosure of Data Prior to Draft Choice.

(a)                                  To ensure that each Party has access to all pertinent data being developed by the other Party relating to each Eligible Target and Designated Validated Target in sufficient time to enable each Party to evaluate such Eligible Target and Designated Validated Target before a JSC meeting in which such Eligible Target and Designated Validated Target can be selected pursuant to Section 3.3, each Party shall provide a written, reasonably detailed summary of primary data arising from its research on such Eligible Target and Designated Validated Target in the performance of its obligations to the Collaboration [ * ] to the other Party’s JSC members at least [ * ] before such JSC meeting.  [ * ].

(b)                                  [ * ].

3.3                               Draft Choice Procedures.

(a)                                  At each JSC meeting [ * ], the Parties shall, subject to Section 2.10(g), select Eligible Targets from the Draft Target Pool as Selected ETs.  [ * ].

(b)                                  [ * ].

(i)                                    [ * ].

(ii)                                [ * ].

(c)

(i)                                    [ * ].

(ii)                                [ * ].

(d)                                  If BMS decides to deem, as an Eligible Target, a human orthologue of a Model System Target that would not otherwise qualify as an Eligible Target solely on account of Exelixis’ previous grant of an non-exclusive license of the scope described in Section 1.30(c), and BMS selects such Eligible Target as a BMS Selected ET pursuant to Section 3.3, then BMS shall have all of the rights and obligations set forth in this Amended and Restated Agreement with respect to BMS Selected ETs, except that all exclusive licenses granted by Exelixis under Section 5.1 with respect to such BMS Selected ET shall, except for the grant under Section 5.1(a)(iii), become non-exclusive (although Exelixis shall endeavor thereafter not to grant, subject to Article 6, additional rights with respect to small molecule modulators of such BMS Selected ET in the Development Field).  The principles of this Section 3.3(d) shall also apply to Designated Validated Targets that arose from PreDesignated Targets that would not otherwise have qualified as such solely on account of Exelixis’ previous grant of a non-exclusive license of the scope described in part (c) of the definition of PreDesignated Target.  [ * ].

(e)                                  At the JSC meeting [ * ], the Parties shall select any remaining Eligible Targets from the Draft Target Pool or ET Validation Pool as Selected ETs.  [ * ].

(f)                                    The Parties may modify, by mutual written agreement, the draft choice procedures set forth in this Section 3.3.

(g)                                 Subject to Sections 3.3(h) and 3.3(i), at each JSC meeting [ * ], the Parties shall, subject to Section 2.10(g), select Designated Validated Targets from the Draft Validated Target Pool as Selected DVTs.  [ * ].

(h)                                 At the final JSC meeting [ * ].  Neither Party may select any Designated Validated Targets as Selected DVTs after such JSC meeting.  All Designated Validated Targets that are in the Draft Validated Target Pool immediately following such final JSC meeting shall be [ * ], and the Draft Validated Target Pool shall thereafter cease to exist.  [ * ].

(i)                                    If a Party selects [ * ], such Party shall, as a result of such selection, [ * ].

(j)                                    Within [ * ] of a Party’s selection of a Selected DVT, the Parties shall enter into a Materials Transfer Agreement, such Material Transfer Agreement to be negotiated prior to [ * ] and attached as Exhibit 3.3(j), under which the non-selecting Party shall provide the selecting Party with the [ * ] agreed upon [ * ].

(k)                                At the final JSC meeting [ * ], the Parties shall select any remaining Designated Targets [ * ].

(l)                                    At the final JSC meeting [ * ].

3.4                               Pursuit of Selected Targets.

(a)                                  General Diligence.  For each Selected Target selected by a particular Party, such Party shall use good faith Diligent Efforts [ * ].

(b)                                  Specific Diligence for Selected ETs.  If a Party or its sublicensee [ * ], then such Party shall be deemed to have demonstrated Diligent Efforts with respect to [ * ].

(c)                                  Specific Diligence for Selected DVTs.  If a Party or its sublicensee, [ * ], then such Party shall be deemed to have demonstrated Diligent Efforts with respect to [ * ].

(d)                                  Breach of Diligence.  Breach of the diligence obligations set forth in this Section 3.4 shall not constitute a breach of this Amended and Restated Agreement.  The sole remedy available to each Party upon the other Party’s breach of the diligence obligations is that the relevant Target ceases to be a Selected Target and becomes an Abandoned Target.

3.5                               Exelixis Participation in Development of BMS Products.

(a)                                  During [ * ], BMS may request in writing that Exelixis develop a high throughput assay to assess the activity of small molecule compounds with respect to a Selected Target chosen by BMS; provided, that [ * ] shall not be [ * ] for purposes of this Section 3.5.  Such request shall specify (i) the desired formatting criteria for the assay and all other material specifications for the assay and (ii) the date by which delivery, even if (i) is met, would be too late for BMS’ needs (the “Assay Delivery Date”).  If Exelixis wishes to develop such an assay, it shall notify BMS in writing [ * ] and shall indicate the date on which Exelixis anticipates commencing such work.  The Parties shall agree in writing on the specific formatting criteria for the assay and all other material specifications for the assay (including without limitation, if appropriate, the acceptance period and a range of variances that is mutually agreed upon by the Parties).  Unless otherwise set forth in such writing, the Assay Delivery Date shall be the date originally requested by BMS.  Exelixis shall use good faith Diligent Efforts to develop such an assay and deliver it to BMS within [ * ] of the Assay Delivery Date.

(i)                                    If, prior to the Assay Delivery Date, Exelixis notifies BMS that it will not be able to deliver the assay within [ * ] of the Assay Delivery Date and identifies a new date by which it intends to deliver the assay (the “Substitute Delivery Date”), then BMS shall have [ * ] to notify Exelixis in writing if it wants Exelixis to terminate development of the assay.  If BMS does not so notify Exelixis, then BMS shall not reject the assay or refuse to make the milestone payment set forth in Section 7.3(b) due to the fact that the assay was not delivered within [ * ] of the Assay Delivery Date.  BMS may nevertheless reject such assay if it is not delivered within [ * ] of the Substitute Delivery Date.

(ii)                                BMS shall have [ * ] following Exelixis’ delivery of an assay pursuant to this Section 3.5(a), to notify Exelixis in writing if BMS has determined that the delivered assay does not meet the specifications mutually agreed by the Parties pursuant to Section 3.5(a).  If BMS does not so notify Exelixis within such [ * ] period, then the assay will be considered accepted and shall be deemed an “Assay” and BMS shall make the milestone payment set forth in Section 7.3(b) with respect to such Assay.

(iii)                            Any and all disagreements between the Parties regarding whether a particular assay delivered by Exelixis meets the specifications mutually agreed by the Parties pursuant to Section 3.5(a) shall be handled [ * ].

(iv)                               Exelixis covenants that it will not [ * ].  The foregoing covenant shall not be interpreted to restrict Exelixis’ ability to use Information it generated in the development of an Assay for the purposes of developing other assays, [ * ].

(b)                                  During [ * ], BMS may request in writing that Exelixis perform high throughput screening of EXEL Compounds in one (1) or more assays (whether developed by

BMS or EXEL) that assess the activity of such compounds with respect to a Selected Target chosen by BMS and subsequently conduct lead optimization of EXEL Compounds until Exelixis identifies an analog or derivative of such compound that qualifies as a Lead Compound (it being understood that [ * ] shall not [ * ] the foregoing).  Such request shall specify the assay(s) to be used, whether the entire Exelixis library or certain subsets thereof should be screened, and the criteria (including without limitation, if appropriate, a range of variances that is mutually agreed upon by the Parties) that an EXEL Compound must meet in order to be considered either a Lead Compound or a Back-up Compound for such Lead Compound.  If Exelixis wishes to perform such work, it shall present BMS with a proposed detailed work plan (including specific deliverables, timetable and date on which Exelixis anticipates commencing work, and acceptance procedures) and budget for such work plan (including payment schedules) within [ * ] of BMS’ request.  If BMS wishes Exelixis to perform such work pursuant to such budget, it shall notify Exelixis within [ * ] of receipt of such budget.  The final detailed work plan and budget for such work plan (the “Work Plan”) shall be signed by both Parties before any work is undertaken.  Exelixis shall use good faith Diligent Efforts to complete the work set forth in the Work Plan; provided, that any payment that is conditioned on the performance or delivery of certain deliverables and/or performance by a certain date must be met before payment will be owed, whether or not Exelixis shall have used good faith Diligent Efforts.  If such work results in the development of a Lead Compound, Exelixis shall deliver to BMS such Lead Compounds and all Back-up Compounds for such Lead Compound.  In addition to all payments made by BMS pursuant to any budget agreed upon in accordance with this Section 3.5(b) (such payments shall be noncreditable and nonrefundable), BMS shall make the milestone payment set forth in Sections 7.3(c), (e) and (f) upon occurrence of the events specified therein and BMS shall make royalty payments in accordance with Section 7.4.  Exelixis covenants that, with respect to each BMS Selected Target against which Exelixis screens its libraries pursuant to this Section 3.5(b), Exelixis will not [ * ].

3.6                               Target Abandonment.

(a)                                  A Selected Target will become an Abandoned Target if any of the following circumstances arise: [ * ].

(b)                                  If BMS [ * ].  If Exelixis [ * ].

(c)                                  Each Target that becomes an Abandoned Target [ * ].

3.7                               Targets Other Than Selected Targets.  Except as set forth in Section 3.3(k) or 3.3(l), Exelixis has no obligations to BMS with respect to and grants no licenses to BMS with respect to [ * ].  All such targets shall not be subject to any terms of this Amended and Restated Agreement except for Section 5.2(a)(ii) (with respect to [ * ]), Section 3.1 (with respect to [ * ]) and Section 3.3(h) (with respect to [ * ]).

3.8                               Records.  Each Party shall maintain complete and accurate records of all scientific and development work conducted on its Selected Targets, Collaboration Compounds and Products and all results, data and developments made pursuant to its research and development efforts under this Amended and Restated Agreement.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.9                               Reports.  Every [ * ], each Party will submit to the other Party a written progress report summarizing the research and development work performed by such Party on its Selected Targets.

3.10                        Expenses.  Except as set forth in Sections 3.5 and 7.2, [ * ] shall bear [ * ] associated with performing the research, development and commercialization described in Articles 2 and 3.

3.11                        Target Status.  The Parties agree that Exhibit 3.11 provides the status, as of the Amendment Effective Date, of [ * ].

4.                                      ADDITIONAL CONSIDERATION

4.1                               Stock Purchase Agreement.  The Parties acknowledge that BMS made an equity investment in Exelixis equal to a total of twenty million dollars ($20,000,000) in accordance with the terms set forth in the Stock Purchase Agreement between the Parties of even date with the Effective Date.

4.2                               Rebeccamycin Analog License Agreement.  BMS shall grant Exelixis an exclusive license to the rebeccamycin analog (“Rebeccamycin Analog”) known as BMY-027557 (with the CAS Identification No.  CAS-119673-08-4) in accordance with the terms set forth in the License Agreement between the Parties of even date with the Effective Date.

5.                                      LICENSES AND RELATED RIGHTS

5.1                               Licenses to BMS.

(a)                                  EXEL Know-How and EXEL Patents.  Subject to the terms of this Amended and Restated Agreement (including without limitation Section 5.2 and Article 6):

(i)                                    Research.  Exelixis hereby grants BMS a non-exclusive, worldwide, royalty-free license (with the right to sublicense to its Affiliates, but without the right to sublicense to Third Parties except with prior written consent of Exelixis), under any EXEL Know-How and EXEL Patents solely (A) to perform the research tasks assigned to it pursuant to Sections 2.10(c), 2.11, 2.20 and 3.1(a), and (B) to perform research, during [ * ] and in accordance with Sections 2.10(d) and 2.11, upon mammalian orthologues of certain Model System Targets.

(ii)                                BMS Selected Targets.  Exelixis hereby grants BMS an exclusive, worldwide, royalty-bearing (solely to the extent provided in Section 7.4) license (with the right to sublicense), under any EXEL Know-How and EXEL Patents covering the composition, manufacture, or use of one (1) or more BMS Selected Targets, to make and use each such BMS Selected Target (A) to perform research within the Research Field upon each such BMS Selected Target, including using such BMS Selected Target to search for Collaboration Compounds, (B) to develop, and make or have made for use in the Development Field, BMS Products comprising or incorporating Collaboration Compounds, (C) to develop, following the commencement of a clinical trial of a BMS Product in the Development Field, such BMS Product for any human indication, and (D) to make, have made, use, import, sell, offer to sell and have sold BMS Products.

(iii)                            Assays.  Exelixis hereby grants BMS an exclusive, worldwide, royalty-bearing (solely to the extent provided in Section 7.4) license (with the right to sublicense), under any EXEL Know-How and EXEL Patents covering the composition or use of one (1) or more Assays, (A) to make and have made such Assay, (B) to use each such Assay to search for, make and have made (1) Collaboration Compounds with activity against the BMS Selected Target for which such Assay was developed, and (2) compounds that lack activity against the BMS Selected Target for which such Assay was developed, (C) to develop, and make or have made, for use in the Development Field (and in any defined field licensed by BMS under Section 5.2(b)(iii)), BMS Collaboration Products, and (D) to develop, following the commencement of a clinical trial of a BMS Collaboration Product in the Development Field, such BMS Collaboration Product for any human indication.  Such license shall convert to a non-exclusive license, on an Assay-by-Assay basis, on the earlier of (x) the date that is [ * ] after the end of the Research Term, or (y) the BMS Selected Target relating to such Assay becomes an Abandoned Target and is selected by Exelixis as an EXEL Selected Target.

(iv)                               Lead Compounds/Back-Up Compounds.  Exelixis hereby grants BMS a worldwide, royalty-bearing (solely to the extent provided in Section 7.4) license (with the right to sublicense), under any EXEL Know-How and EXEL Patents during the term of this Amended and Restated Agreement covering the composition, manufacture, or use of a Lead Compound delivered to BMS pursuant to Section 3.5(b) or a Back-up Compound for such Lead Compound, (A) to make derivatives of such Lead Compounds and Back-up Compounds, (B) to research, develop, and make or have made for use in the Development Field, BMS Collaboration Products comprising or incorporating such a Lead Compound or Back-up Compound or derivative thereof, (C) to develop, following commencement of a clinical trial of such a BMS Collaboration Product in the Development Field, such BMS Collaboration Product for any human indication, and (D) to make, have made, use, import, sell, offer to sell and have sold such BMS Collaboration Products.  The foregoing license shall be (x) exclusive with respect to Lead Compound and Back-up Compounds delivered to BMS pursuant to Section 3.5(b) and BMS Collaboration Products containing such Lead Compounds or Back-up Compounds and (y) non-exclusive with respect to derivatives of Lead Compounds and Back-up Compounds delivered to BMS pursuant to Section 3.5(b) and BMS Collaboration Products containing derivatives of such Lead Compounds and Back-up Compounds.  [ * ].

(v)                                   Pharmacogenomic Uses.  Exelixis hereby grants BMS a non-exclusive, worldwide, royalty-bearing (solely to the extent provided in Section 7.4) license (with the right to sublicense), under the EXEL Know-How and EXEL Patents covering the composition, manufacture or use of any Selected Target of either Party, to use such Selected Target in the research, development, manufacture, use, import, sale and offer for sale of a Pharmacogenomic Product for use (A) in connection with the research, development, manufacture, use, import, sale and offer for sale, for any indication, of a (i) BMS Product or (ii) a product that modulates the same Selected Target as such BMS Product via substantially the same molecular mechanism of action (a “Target Product”), and (B) in the labeling, promotion, and registration of any BMS Product or Target Product for any indication.  Such license for a particular Pharmacogenomic Product shall be sublicensable solely (x) together with a sublicense under Section 5.1(a)(ii) with respect to a related BMS Product or (y) by BMS or its sublicensee, for the purpose of developing or commercializing a Pharmacogenomic Product for use in conjunction with a related BMS Product that BMS or its sublicensee is developing or commercializing.  Provided that a sublicense is granted in accordance with the restrictions set forth in the previous sentence and such sublicense does not further limit the scope of the sublicensee’s practice of the EXEL Know-How and EXEL Patents, such sublicensee may practice the full extent of the license set forth in this Section 5.1(a)(v), including making, providing, and selling Pharmacogenomic Products for use with Target Products.  [ * ].

(vi)                               Negative Screening Using EXEL Targets.  Exelixis hereby grants to BMS a non-exclusive, worldwide, non-royalty bearing license (without the right to sublicense except to its Affiliates) under any EXEL Patents and EXEL Know-How covering the composition, manufacture, or use of an EXEL Selected Target, to use such EXEL Selected Target solely in secondary screening assays developed by or for BMS to identify, research and develop Collaboration Compounds and BMS Products that lack the ability to inhibit, activate or otherwise modulate the activity of such EXEL Selected Target.  The foregoing license does not include the right of BMS to use any assays developed by or on behalf of Exelixis with respect to EXEL Selected Targets, other than [ * ].

(vii)                           Exelixis Validation Protocols and Reagents.  Exelixis hereby grants to BMS a non-exclusive, worldwide, royalty-free license (without the right to sublicense except to its Affiliates) under the EXEL Know-How and EXEL Patents relating to (A) the Exelixis validation protocols and reagents listed on Exhibit 5.1(a)(vii) (as updated from time to time by the JSC) and (B) all validation protocols and reagents that are developed by Exelixis in the course of performing its duties under the Research Plan, to use same for all purposes.

(viii)                       Improvements to BMS Validation Protocols and Reagents.  Exelixis hereby grants to BMS a non-exclusive, worldwide, royalty-free license (with the right to sublicense) under the EXEL Know-How and EXEL Patents to use for all purposes, all improvements to the validation protocols and reagents licensed by BMS under Section 5.3(d) that incorporate or contain any of such validation protocols and reagents licensed by BMS.

(b)                                  Target Inventions.

(i)                                    Subject to the terms of this Amended and Restated Agreement, Exelixis hereby grants BMS an exclusive, worldwide, royalty-free license (with the right to sublicense), under the Target Inventions invented solely by BMS and all Patents Controlled by Exelixis that claim such Target Inventions, to use such Target Inventions for all purposes other than those for which Exelixis has exclusive rights pursuant to Section 5.3.

(ii)                                Subject to the terms of this Amended and Restated Agreement, Exelixis hereby grants BMS a worldwide, royalty-free license (with the right to sublicense), under the Target Inventions invented jointly by BMS and Exelixis and all Patents Controlled by Exelixis that claim such Target Inventions, to use, without any accounting or obligation to, or consent required of, Exelixis, such Target Inventions for all purposes other than those for which

Exelixis has exclusive rights pursuant to Section 5.3.  The foregoing license is exclusive, with respect to BMS Selected Targets, for those purposes for which BMS has exclusive rights pursuant to Section 5.1(a)(ii);  such license is co-exclusive for all other permitted purposes.

(iii)                            The license rights to a Target Invention (or Patent obtained thereon) granted under 5.1(b)(i) and (b)(ii) above shall last until the expiration of the last to expire Patent claiming a Target Invention or, if no Patent is obtained thereon, for the useful life thereof.

5.2                               License Limitations and Option.

(a)                                  License Limitations.

(i)                                    BMS hereby covenants that it will not use any EXEL Know-How (to the extent the same Remains Confidential to Exelixis at the time of use by BMS), Target Invention or EXEL Patents for a purpose other than that expressly permitted in Section 5.1.  [ * ].

(ii)                                Subject to Section 6.2, for each BMS Selected Target, Exelixis hereby covenants [ * ].

(iii)                            For purposes of Sections 5.1(a)(ii), 5.1(a)(v) and 5.1(a)(vi), EXEL Know-How shall be limited to Information developed by or on behalf of Exelixis prior to the Effective Date or in the performance of the Collaboration and prior to the first selection by either Party of such Target as a Selected Target, and the EXEL Patents shall be limited to those that cover Inventions made by or on behalf of Exelixis prior to the Effective Date or in the performance of the Collaboration and prior to the first selection by either Party of such Target as a Selected Target.  For purposes of Section 5.1(a)(i) and 5.1(a)(vii)(B), the EXEL Know-How shall be limited to Information developed by or on behalf of Exelixis prior to the Effective Date or in the performance of the Collaboration and prior to the end of the Research Term, and the EXEL Patents shall be limited to those that cover Inventions made by or on behalf of Exelixis prior to the Effective Date or in the performance of the Collaboration and prior to the end of the Research Term.  For purposes of Section 5.1(a)(iii), the EXEL Know-How shall be limited to that Information developed by Exelixis in the performance of the Collaboration and prior to delivery of the Assay to BMS, and the EXEL Patents shall be limited to those that cover Inventions made in the performance of the Collaboration and prior to the delivery of the Assay to BMS.  With respect solely to the derivatives non-exclusively licensed under Section 5.1(a)(iv), the EXEL Know-How so licensed shall be limited to Information developed by Exelixis in the performance of the Collaboration and prior to delivery of the relevant Lead Compound or Back-Up Compound to BMS, and the EXEL Patents so licensed shall be limited to those that cover Inventions made in the performance of the Collaboration and prior to the delivery of the relevant Lead Compound or Back-Up Compound to BMS.  For clarity, the term “Invention” for purposes of this subsection (iii) shall not be construed to preclude any [ * ].

(iv)                               Each sublicense granted by BMS, pursuant to Section 5.1(a), to a party who is an Affiliate at the time such license is granted shall terminate immediately upon such party ceasing to be an Affiliate.

(b)                                  Option for Non-exclusive License.

(i)                                    [ * ].

(ii)                                [ * ].

(iii)                            [ * ].

(iv)                               [ * ].

(v)                                   [ * ].

5.3                               Licenses to Exelixis.  Subject to the terms of this Amended and Restated Agreement (including without limitation Section 5.4):

(a)                                  Research.  BMS hereby grants Exelixis a non-exclusive, worldwide, royalty-free license (with the right to sublicense to Affiliates, but without the right to sublicense to Third Parties except with prior written consent of BMS) under the BMS Know-How and BMS Patents, solely (A) to perform research during the Research Term in accordance with Articles 2 and 3, and (B) to perform research, during [ * ] and in accordance with Sections 2.10(d) and 2.11, upon mammalian orthologues of certain Model System Targets.

(b)                                  EXEL Selected Targets.  BMS hereby grants Exelixis an exclusive, worldwide, royalty-free license (with the right to sublicense), under the BMS Know-How and BMS Patents covering the composition, manufacture, or use of one (1) or more EXEL Selected Targets, to make and use each such EXEL Selected Targets (A) to perform research within or outside the Research Field upon each EXEL Selected Target, including using such EXEL Selected Target to search for Collaboration Compounds, and (B) to research, develop, make, have made, use, import, sell, offer to sell and have sold, for use within or outside the Development Field, EXEL Products comprising or incorporating such Collaboration Compounds.  Such license shall be subject to a retained right in BMS (sublicensable to its Affiliates only) to use and practice same for research outside the Research Field upon such EXEL Selected Target and to make and have made, and to use same, to develop BMS compounds for use outside the Development Field.

(c)                                  Targets.  BMS hereby grants to Exelixis a worldwide, royalty-free license (with the right to sublicense) under the BMS Know-How and BMS Patents covering the composition, manufacture, or use of a Target, to make and use each such Target: [ * ].  Such licenses shall be exclusive for purposes of subparts (i)-(iii) and non-exclusive for purposes of subpart (iv), and [ * ].  Such licenses in subparts (i) and (iv), to the extent they apply to Sole Inventions of BMS, shall be sublicensable to a Third Party for a given BMS Selected Target only if the Third Party grants or agrees to grant to Exelixis a worldwide license (with the right to sublicense), under such Third Party’s know-how and patents covering the composition, manufacture, or use in oncology of such BMS Selected Target, to make and use each such BMS Selected Target to research, develop, make, have made, use, sell, offer to sell, have sold and import, for use within the Development Field, products containing small molecule modulators of such BMS Selected Target.  The foregoing sublicensing limitation shall not apply to sublicensing of BMS Know-How and BMS Patents that are not Sole Inventions of BMS.

(d)                                  Validation Protocols and Reagents.

(i)                                    BMS hereby grants to Exelixis a non-exclusive, worldwide, royalty-free license (without the right to sublicense except to its Affiliates) under the BMS Know-How and BMS Patents directly relating to: (A) the BMS validation protocols and reagents listed on Exhibit 5.3(d), as updated from time to time by the JSC, and (B) all validation protocols and reagents that are developed by BMS in the performance of its duties under the Research Plan to use same for all purposes.

(ii)                                BMS hereby grants to Exelixis a non-exclusive, worldwide, royalty-free license (with the right to sublicense) under the BMS Know-How and BMS Patents to use for all purposes, all improvements to the validation protocols and reagents licensed by Exelixis under Section 5.1(a)(vii) that incorporate or contain any of such validation protocols and reagents licensed by Exelixis.

(e)                                  Assays.  So long as BMS’ rights under Section 5.1(a)(iii) remain exclusive, BMS hereby grants Exelixis a non-exclusive, worldwide royalty-free license (without the right to sublicense except to its Affiliates), under the EXEL Know-How and EXEL Patents covering the composition or use of a given Assay solely to use such Assay pursuant to a Work Plan agreed to by BMS and Exelixis under Section 3.5(b) where Exelixis will use such Assay to perform high throughput screening to identify compounds which have or lack activity against the Selected Target for which such Assay was developed.

(f)                                    Negative Screening Using BMS Targets.  BMS hereby grants to Exelixis a non-exclusive, worldwide, non-royalty bearing, license (without the right to sublicense except to its Affiliates) under any BMS Patents and BMS Know-How covering the composition, manufacture, or use of an BMS Selected Target, to use such BMS Selected Target solely in secondary screening assays to identify, research and develop Collaboration Compounds that lack the ability to inhibit, activate or otherwise modulate the activity of such BMS Selected Target.  The foregoing license does not include the right of Exelixis to use any (i) Assays developed for BMS or (ii) assays developed by or on behalf of BMS with respect to BMS Selected Targets other than [ * ].

(g)                                 Pharmacogenomic Uses.  BMS hereby grants Exelixis a non-exclusive, worldwide, royalty-free license (with the right to sublicense), under the BMS Know-How and BMS Patents covering composition, manufacture, or use of all the Selected Targets of either Party, to use such Selected Target in the research, development, manufacture, use, import, sale and offer for sale of a Pharmacogenomic Product for use (A) in connection with the research, development, manufacture, use, import, sale and offer for sale, for any indication, of an (i) EXEL Product or (ii) a Target Product, and (B) in the labeling, promotion, and registration of any EXEL Product or Target Product for any indication.  Such license for a particular Pharmacogenomic Product shall be sublicensable solely (x) together with a sublicense under Section 5.3(b) with respect to a related EXEL Product or (y) by Exelixis or its sublicensee, for the purpose of developing or commercializing a Pharmacogenomic Product for use in conjunction with a related EXEL Product that Exelixis or its sublicensee is developing or commercializing.  Provided that a sublicense is granted in accordance with the restrictions set forth in the previous sentence and such sublicense does not further limit the scope of the sublicensee’s practice of the BMS Know-How and BMS Patents, such sublicensee may practice the full extent of the license set forth in this Section 5.3(g), including making, developing and selling Pharmacogenomic Products for use with Target Products.  [ * ].

5.4                               License Limitations.

(a)                                  For purposes of Sections 5.3(b), 5.3(c), 5.3(f) and 5.3(g), the BMS Know-How shall be limited to that Information developed by or on behalf of BMS in the performance of the Collaboration and prior to the first selection by either Party of such Target as a Selected Target, and the BMS Patents shall be limited to those that cover Inventions made by or on behalf of BMS in the performance of the Collaboration and prior to the first selection by either Party of such Target as a Selected Target).  For purposes of Section 5.3(a) and 5.3(d)(i)(B), the BMS Know-How shall be limited to Information developed by or on behalf of BMS in the performance of the Collaboration prior to the end of the Research Term, and the BMS Patents shall be limited to those that cover Inventions made by or on behalf of BMS in the performance of the Collaboration prior to the end of the Research Term.  For clarity, the term “Invention” for purposes of this Section 5.4(a) shall not be construed to preclude [ * ].

(b)                                  Exelixis hereby covenants that it will not use any BMS Know-How (to the extent the same Remains Confidential to BMS at the time of use by Exelixis) or BMS Patents for a purpose other than that expressly permitted in Section 5.3.

(c)                                  Each sublicense granted by Exelixis, pursuant to Section 5.3, to a party who is an Affiliate at the time such license is granted shall terminate immediately upon such party ceasing to be an Affiliate.

5.5                               Rights of First Negotiation.

(a)                                  BMS Right of First Negotiation.  [ * ].

(b)                                  Exelixis Right of First Negotiation.  [ * ].

(c)                                  [ * ].

(d)                                  [ * ].

(e)                                  [ * ].

6.                                      EXCLUSIVITY

6.1                               Exelixis.  During [ * ] (unless this Amended and Restated Agreement is terminated sooner by Exelixis for material breach by BMS), Exelixis shall not [ * ].  Those EXEL Products arising from Exelixis’ sole work (without any involvement of a Third Party collaborator or sublicensee) on EXEL Selected Targets shall be subject to the right of first negotiation set forth in Section 5.5(a).  Those EXEL Products that are Controlled by Exelixis shall be subject to the right of first negotiation set forth in Section 5.5(a) and the foreign right of first negotiation in Section 5.5(d).

6.2                               Independent Research.

(a)                                  Exelixis shall use Diligent Efforts to maintain exclusivity with respect to the individual elements of data and Inventions that Exelixis generates, delivers and licenses to BMS under this Amended and Restated Agreement.  Notwithstanding the foregoing, the exclusivity of any licenses granted to BMS under Sections 5.1(a)(ii) and 5.1(a)(iv) shall be subject to rights granted by Exelixis to Third Parties or retained by Exelixis for internal use, as a result of research that performed by Exelixis under the following circumstances:

(i)                                    Subject to Section 2.12(d), Exelixis may be engaged by a Third Party to identify the target of a compound.  Exelixis may reveal the identity of the target to the Third Party and grant the Third Party a license to such target under intellectual property rights Controlled by Exelixis, and the Third Party may be entitled to use the target and research results pertaining thereto for any purpose (the scope of the license depending on the terms of Exelixis’ agreement with the Third Party under which it performed such work).  If the target is an Eligible Target, a PreDesignated Target or Designated Target on which the Parties are performing Tier 1 or Tier 2 Validation work, a Designated Validated Target or a BMS Selected Target, Exelixis will inform the Third Party that, on account of its exclusivity obligations to another party, Exelixis is unable to perform further work on this target.

(ii)                                Exelixis may be engaged by a Third Party to identify targets in a molecular field (the “Other Field”) other than the Research Field.  Such research may result in the identification of targets that are Eligible Targets, Designated Validated Targets or Selected Targets.  Exelixis may study the role of such targets in the Other Field and may grant such Third Party licenses to use such targets in appropriate indications, which may overlap with the Development Field.  [ * ].

(iii)                            Exelixis may be engaged by a Third Party to identify or perform chemistry work upon compounds that modulate a target that, at the time Exelixis enters into the agreement with the Third Party that governs such work, is not a BMS Selected Target.  Exelixis may continue such work even if the target subsequently becomes a BMS Selected Target and Exelixis may grant such Third Party a license to use compounds arising from such work for any purpose, including indications in the Development Field.

(b)                                  Subject to Section 6.1, Exelixis may use, in research described in Section 6.2(a), the following Information generated pursuant to the Collaboration, provided that Exelixis does not initiate such research using: [ * ].  Exelixis may petition BMS at any time during the term of this Amended and Restated Agreement to add certain Information generated pursuant to the Collaboration to the foregoing list.  Such addition shall only be made upon the mutual written agreement of the Parties.  For the purposes of this Section 6.2(b), the Parties acknowledge and agree that Exelixis’ use of any Information specified in this Section 6.2(b) shall not be considered use in “initiating” research if, prior to the use of such Information, [ * ].  The foregoing shall not be interpreted as a limitation on Exelixis’ right to use Information generated pursuant to the Collaboration in a manner that does not conflict with Section 6.1 and, to the extent that such Information is generated by BMS in the course of the Collaboration, the licenses granted to Exelixis in Section 5.3.

(c)                                  Upon request of the JSC, Exelixis shall consult with the JSC from time to time regarding its procedures for seeking to avoid overlapping research activities on behalf of multiple Third Parties.

6.3                               Other Research.

(a)                                  Subject to Sections 5.1 and 5.5(a)(iv), the Parties understand and agree that Exelixis may use Information [ * ].  Since the foregoing is not independent research (as described in Section 6.2), Exelixis may initiate such research using such Information.

(b)                                  Exelixis shall disclose to BMS all target identification and validation Information [ * ].  Such Information is included in the license granted to BMS in Section 5.1(a)(ii) and BMS may use such Information in accordance with such license.  Similarly, Exelixis may disclose to [ * ] the target identification and validation Information [ * ].

7.                                      COMPENSATION

7.1                               License Fee.  BMS shall pay Exelixis a license fee of five million dollars ($5,000,000) [ * ].  BMS shall pay Exelixis a license fee of three million dollars ($3,000,000) [ * ].  All license fee payments made by BMS to Exelixis pursuant to this Section 7.1 shall be noncreditable and nonrefundable.

7.2                               Research Support.

(a)                                  Initial Research Term.  On the Effective Date, BMS will make a research support payment to Exelixis equal to [ * ].  On or prior to the commencement of each [ * ] during the Initial Research Term, BMS will make a research support payment to Exelixis equal to [ * ]; provided that, [ * ].  All research support payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable.

(b)                                  Subsequent Research Term.  To partially fund Exelixis’ research efforts during the Subsequent Research Term, BMS shall, subject to early termination of the Subsequent Research Term by BMS pursuant to Section 2.6(a) or by either Party pursuant to Section 10.2 (in which event [ * ] following the termination effective date), make research support payments to Exelixis totaling [ * ] as follows:  [ * ].  All research support payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable.

7.3                               Milestone Payments.  All milestone payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable.  Subject to the terms of this Amended and Restated Agreement:

(a)                                  Selected Targets.  BMS shall make a milestone payment to Exelixis of [ * ] after BMS’ selection, pursuant to Section 3.3 or 5.5(e), of (i) the sixth BMS Selected ET and (ii) each subsequent sixth BMS Selected ET (wherein the counting of BMS Selected ETs restarts at one after each group of six).  Upon the first JSC meeting after the end of the Initial Research Term, BMS shall make a milestone payment to Exelixis equal to [ * ].

(b)                                  Assay Development.  For each Assay, BMS shall make a milestone payment to Exelixis of [ * ] after BMS’ acceptance of such Assay pursuant to Section 3.5(a).

(c)                                  PTP.  For each approval by the BMS Lead Discovery Operating Committee or its successor of a PTP for a BMS Selected ET, BMS shall make a milestone payment to Exelixis of [ * ] after such approval.

(d)                                  Milestone Payment Dates [ * ].

(i)                                    Each milestone payment set forth in subsections (a) and (c) of this Section 7.3 shall accrue at the time of the specified event and shall be paid within [ * ] after such event (the “Payment Due Date”) [ * ].

(ii)                                [ * ].

(iii)                            [ * ].

(iv)                               [ * ].

(e)                                  Development of Lead Compound.  For each Lead Compound developed by Exelixis pursuant to Section 3.5(b), BMS shall make a milestone payment to Exelixis of [ * ] after BMS’ acceptance of such Lead Compound.

(f)                                    BMS ET Products.  For each BMS ET Product, BMS shall make the milestone payments set forth below to Exelixis within [ * ] after the achievement of each of the following events, subject to Section 7.3(g):

(i)                                    [ * ] upon first administration of such BMS ET Product in a Phase I Clinical Trial;

(ii)                                [ * ] upon first administration of such BMS ET Product in a Phase II Clinical Trial;

(iii)                            [ * ] upon first administration of such BMS ET Product in a Phase III Clinical Trial;

(iv)                               [ * ] upon first acceptance of an NDA filing for such BMS ET Product in a Major Market; and

(v)                                   [ * ] upon first receipt of Regulatory Approval for such BMS ET Product in a Major Market.

Each milestone payment set forth in this Section 7.3(f) will be paid only once with respect to a given BMS ET Product, regardless of the number of indications sought or approved for such BMS ET Product.

(g)                                 Adjustments to Product Milestones.  If the NDA filing described in Section 7.3(f)(iv) and/or the Regulatory Approval described in Section 7.3(f)(v) for a particular

BMS ET Product is for [ * ], then the amounts set forth in Section 7.3(f)(iv) and Section 7.3(f)(v) shall be [ * ].

(h)                                 Milestone Payments for Secondary Products.  Subject to Section 5.2(b)(iii), for each Secondary Product that is in development by BMS (or its Affiliate or sublicensee), BMS shall only be obliged to make to Exelixis any applicable milestone payments set forth in Section 7.3(f) or 7.3(p) that were not made to Exelixis with respect to the Parent Product of such Secondary Product.  However, if the Parent Product (as defined herein), with respect to a particular Secondary Product, achieves Regulatory Approval, and BMS (or its Affiliate or sublicensee) continues thereafter to conduct development of such Secondary Product, then such Secondary Product shall thereafter be deemed a Second Generation Product, for which milestone payments shall be owed as provided in Section 7.3(i).  For purposes of this subsection 7.3(h), a “Secondary Product” means, with respect to a BMS Product containing a particular Collaboration Compound (the “Parent Product”), any other BMS Product containing a different Collaboration Compound or Back-up Compound, respectively, that is intended to modulate the same Selected Target as the Collaboration Compound in such Parent  Product, and that is developed by or on behalf of BMS or its Affiliates or sublicensee as a potential replacement for the Parent Product if the development of the Parent Product does not result in Regulatory Approval for the Parent Product.  For clarity, it is understood that the term “Secondary Product” shall not include new formulations, presentations, excipients, salts, or modes of delivery of the Collaboration Compound contained in the Parent Product.

(i)                                    Second Generation Products.  For each Second Generation Product that is developed by BMS (or its Affiliate or sublicensee), BMS shall not be obliged to make any milestone payments to Exelixis under Section 7.3(f) or 7.3(p) unless and until the first Regulatory Approval of such Second Generation Product in any Major Market.  Upon any such Regulatory Approval of the Second Generation Product, BMS shall, subject to Section 7.3(g) hereof, pay to Exelixis the sum of all milestone payments owed under Section 7.3(f) or 7.3(p) for milestone events achieved by such Second Generation Product, within [ * ] of such Regulatory Approval, that, in the absence of this Section 7.3(i), BMS would have been obliged to make to Exelixis prior to or upon such first Regulatory Approval of such Second Generation Product (and without interest on the deferred milestone payments); provided, however, that if the Original BMS Product is no longer being marketed, due to safety problems, at the time the Second Generation Product receives such Regulatory Approval in any such Major Market, then such milestones need not be paid.  For purposes of this Section 7.3, a “Second Generation Product means, with respect to a particular BMS Product that has achieved Regulatory Approval in a Major Market (the “Original BMS Product”), any BMS Product containing a Collaboration Compound that (i) is not the Collaboration Compound in the Original BMS Product, and (ii) modulates the same BMS Selected Target as the Collaboration Compound in such Original BMS Product.  For clarity, it is understood that “Second Generation Product” shall not include new formulations, presentations, excipients, salts, or modes of delivery of the active ingredient contained in the Original BMS Product.

(j)                                    Bypassed Milestone Payments.  Subject to Section 7.3(h), if an event which triggers a milestone payment set forth in Section 7.3(f) or 7.3(p) occurs, with respect to a particular Product, at a time prior to payment, with respect to such Product, of any of the previous milestone payments set forth in Section 7.3(f) or 7.3(p), as applicable, then BMS shall pay Exelixis within [ * ] of such event both the milestone payment triggered by such event and all unpaid previous milestone payments.

(k)                                Hybrid BMS Selected Targets.  For Hybrid BMS Selected Targets, the milestone payments under subsections (b)-(j) of this Section 7.3 shall only be paid with respect to those compounds that modulate the Hybrid BMS Selected Target where the clinical trial, regulatory filing or regulatory approval is for an indication in oncology or a defined field for which BMS took a license from Exelixis pursuant to Section 5.2(b).

(l)                                    Designation of Designated Targets.  BMS shall make a milestone payment to Exelixis of [ * ] after the designation, pursuant to Section 2.20(c), of [ * ].

(m)                              Selection of BMS Selected DVTs.  BMS shall make a milestone payment to Exelixis of [ * ] for each BMS Selected DVT within [ * ] after BMS’ selection of such BMS Selected DVT pursuant to Section 3.3(g) or 3.3(h), provided, however, that BMS need not make this milestone payment to Exelixis with respect to [ * ] that BMS selects as BMS Selected DVTs; and provided, further, that [ * ] shall not, [ * ].  Any [ * ] pursuant to the preceding sentence shall be [ * ], provided, that any and all [ * ].

(n)                                 DP2 Approval.  For each DP2 Approval for a BMS DVT Product, BMS shall make a milestone payment to Exelixis of [ * ] after such approval, provided however, that BMS need not make this milestone payment with respect to a particular BMS DVT Product if, at the time of its DP2 Approval, BMS has already made a milestone payment pursuant to this Section 7.3(n) with respect to a different BMS DVT Product that is directed to the same BMS Selected DVT as such BMS DVT Product.

(o)                                  DP3 Approval.  For each DP3 Approval for a BMS DVT Product, BMS shall make a milestone payment to Exelixis of [ * ] after such approval, provided however, that BMS need not make this milestone payment with respect to a particular BMS DVT Product if, at the time of its DP3 Approval, BMS has already made a milestone payment pursuant to this Section 7.3(o) with respect to a different BMS DVT Product that is directed to the same BMS Selected DVT as such BMS DVT Product.

(p)                                  BMS DVT Products.  For each BMS DVT Product, BMS shall make the milestone payments set forth below to Exelixis within [ * ] after the achievement of each of the following events:

(i)                                    [ * ] upon first administration of such BMS DVT Product in a Phase I Clinical Trial;

(ii)                                [ * ] upon first administration of such BMS DVT Product in a Phase II Clinical Trial;

(iii)                            [ * ] upon first administration of such BMS DVT Product in a Phase III Clinical Trial;

(iv)                               [ * ] upon first acceptance of an NDA filing for such BMS DVT Product in a Major Market; and

(v)                                   [ * ] upon first receipt of Regulatory Approval for such BMS DVT Product in a Major Market.

                                                Each milestone payment set forth in this Section 7.3(p) will be paid only once with respect to a given BMS DVT Product, regardless of the number of indications sought or approved for such BMS DVT Product.

If the NDA filing described in Section 7.3(p)(iv) and/or the Regulatory Approval described in Section 7.3(p)(v) for a particular BMS DVT Product is for [ * ], then the amounts set forth in Section 7.3(p)(iv) and Section 7.3(p)(v) shall be [ * ].

(q)                                  Milestone Payment Dates [ * ].

(i)                                    Each milestone payment set forth in subsections (a), (c), (l), (m), (n) and (o) of this Section 7.3 shall accrue at the time of the specified event and shall be paid within [ * ] after such event (the “Payment Due Date”) [ * ].

(ii)                                [ * ].

(iii)                            [ * ].

(iv)                               [ * ].

(v)                                   [ * ].

7.4                               Royalty Payments.  BMS shall pay Exelixis royalties on Net Sales of BMS Products at the royalty rates stated below.  All royalty payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable, except in the event that an audit confirms that BMS had overpaid royalties to Exelixis, in which case such overpayment will be credited against future royalties due to Exelixis, or refunded to BMS after the end of the royalty term.

(a)                                  BMS Sole Products.  BMS shall pay royalties to Exelixis at the rate of [ * ] of Net Sales of each BMS Sole Product.

(b)                                  BMS Collaboration Products.

(i)                                    For each BMS Collaboration Product that contains a Collaboration Compound with activity against a BMS Selected Target for which Exelixis developed an Assay pursuant to Section 3.5(a) but did not deliver a Lead Compound pursuant to Section 3.5(b), BMS shall pay royalties to Exelixis at the rate of [ * ] of Net Sales of such BMS Collaboration Product.

(ii)                                For each BMS Collaboration Product for which Exelixis delivered, pursuant to Section 3.5(b), a Lead Compound or Back-up Compound that (A) is the Collaboration Compound contained in such product, (B) is an Analogue of the Collaboration Compound contained in such product or (C) was used in the discovery or development of such Collaboration Compound, BMS will pay royalties to Exelixis at the rate of [ * ] of Net Sales of such BMS Collaboration Product.

(c)                                  Pharmacogenomic Products.  BMS shall pay royalties to Exelixis at the rate of [ * ] of Net Sales of each Pharmacogenomic Product.

7.5                               Royalty Adjustments.

(a)                                  Subject to Section 7.5(e), BMS may deduct from the royalties it would otherwise owe pursuant to Section 7.4 for a particular BMS Product, [ * ].  BMS shall limit its deductions of Third Party royalty payments with respect to Patents that claim the use of a BMS Selected Target in oncology [ * ], to payments made on account of sales reasonably attributable to use in such fields.

(b)                                  Subject to Section 7.5(e), BMS may deduct, from the royalties it would otherwise owe pursuant to Section 7.4(b)(ii) for a particular BMS Collaboration Product containing a Lead Compound or Back-up Compound provided by Exelixis pursuant to Section 3.5(b), [ * ].  BMS shall limit its deductions of Third Party royalty payments with respect to Patents that claim the use of a Lead Compound or Back-up Compound in oncology [ * ], to payments made on account of sales reasonably attributable to use in such fields.

(c)                                  Subject to Section 7.5(e), BMS may reduce the applicable royalty rate set forth in Section 7.4 by [ * ].

(d)                                  Subject to Section 7.5(e), BMS may reduce the applicable royalty rate set forth in Section 7.4 by [ * ].

(e)                                  Regardless of the number of royalty deductions or royalty rate reductions set forth in this Section 7.5 that may apply to a particular BMS Product, the minimum royalty rate paid by BMS pursuant to this Amended and Restated Agreement shall be [ * ].

(f)                                    For each BMS Product with activity against a Hybrid BMS Selected Target, the royalty payments under Section 7.4 (and any deductions or adjustments thereto permitted under this Section 7.5) shall be based solely on Net Sales of such product in oncology [ * ].  Prior to the first commercial sale of a particular BMS Product with activity against a Hybrid BMS Selected Target, the Parties shall agree in writing upon the methodology to be used to allocate the Net Sales of such product between (i) the Net Sales attributable to use in oncology and all defined fields for which BMS took a license from Exelixis pursuant to Section 5.2(b) and (ii) the Net Sales attributable to use in the principle indication(s) specified in the DP1 Approval for such Hybrid BMS Selected Target.

7.6                               Quarterly Payments.  All royalties due under Section 7.4 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant quarter for which royalties are due.

7.7                               Term of Royalties.  Exelixis’ right to receive royalties under Section 7.4 shall expire on a country-by-country basis upon the later of (i) [ * ] from the first commercial sale of such BMS Product in such country, or (ii) expiration of the last to expire patent or patent application in such country Controlled by Exelixis or BMS claiming the BMS Product or Collaboration Compound contained therein or the manufacture, use or sale of such BMS Product or Collaboration Compound.

7.8                               Royalty Payment Reports.  Each royalty payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant calendar quarter.

7.9                               Payment Method.  All payments due under this Amended and Restated Agreement to Exelixis shall be made by bank wire transfer in immediately available funds to an account designated by Exelixis.  All payments hereunder shall be made in U.S. dollars.

7.10                        Taxes.  Exelixis shall pay any and all taxes levied on account of all payments it receives under this Amended and Restated Agreement.  If laws or regulations require that taxes be withheld, BMS will (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Exelixis within [ * ] following that tax payment.

7.11                        Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Exelixis in the country in local currency by deposit in a local bank designated by Exelixis, unless the Parties otherwise agree.

7.12                        Sublicenses.  In the event BMS grants licenses or sublicenses to others to sell Products which are subject to royalties under Section 7.4, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by BMS, and BMS shall pay, or shall ensure that sublicensee shall pay, to Exelixis, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of BMS.

7.13                        Foreign Exchange.  Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

7.14                        Records; Inspection.  BMS shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Amended and Restated Agreement.  Such books and records shall be kept for at least [ * ] following the end of the calendar quarter to which they pertain.  Such records will open for inspection during such [ * ] period by independent accountants, solely for the purpose of verifying payment statements hereunder.  Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice.  Inspections conducted under this Section 7.14 shall be at the expense of Exelixis, unless a variation or error producing an increase exceeding [ * ] of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts (plus interest) that are discovered will be paid promptly by BMS.

7.15                        Interest.  If BMS fails to make any payment due to Exelixis under this Amended and Restated Agreement, then interest shall accrue on a daily basis at the greater of a rate equal to [ * ].

8.                                      INTELLECTUAL PROPERTY

8.1                               Ownership.

(a)                                  Inventorship of all Target Inventions, Sole Inventions and Joint Inventions will be determined under the patent laws of the United States.

(b)                                  Exelixis shall own the entire right, title and interest in and to any and all Target Inventions and Patents and other intellectual property rights claiming or covering or appurtenant to such Target Inventions.  BMS shall and hereby transfers and assigns to Exelixis any and all right, title and interest to all Target Inventions and Patents and other intellectual property rights claiming or covering or appurtenant to such Target Inventions.  Once a Patent issues covering a Target Invention, the Parties patent counsel will discuss [ * ].

(c)                                  Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents covering such Sole Inventions.  BMS and Exelixis shall each own an undivided one-half interest in and to any and all Joint Inventions and Patents and other intellectual property rights claiming or covering or appurtenant to such Joint Inventions.  BMS and Exelixis as joint owner each shall have the right to exploit and to grant licenses under such Joint Inventions (without an accounting or obligation to, or consent required from, the other Party), unless otherwise specified in this Amended and Restated Agreement.

8.2                               Disclosure.  Each Party shall submit a written report to the JMT within [ * ] of the end of each quarter describing any Target Invention, Sole Invention or Joint Invention arising during the prior quarter in the course of the Collaboration which it believes may be patentable.  The JMT shall decide whether to file a patent application for a Joint Invention, as discussed in Section 8.3(a).

8.3                               Patent Prosecution and Maintenance; Abandonment.

(a)                                  The JMT shall establish the patent strategy for all Joint Inventions arising from the Collaboration, taking into consideration Exelixis’ good faith obligations to BMS and Third Parties relating to patent strategy for Targets and Model System Targets.  [ * ] shall direct the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents covering Target Inventions (“Target Patents”).  Each Party shall direct the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents covering its Sole Inventions.  The JMT shall supervise, and shall assign, on a Joint Invention-by-Joint Invention basis, one Party to be responsible for, the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents covering such Joint Invention consistent with such strategy.  The JMT shall provide each Party with (i) drafts of any new patent application that covers a Joint Invention prior to filing that application, allowing adequate time for review and comment by the Party if possible; provided, however, the JMT shall not be obligated to delay the filing of any patent application; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering Joint Inventions and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices.  The Party that, pursuant to this Section 8.3(a), has the right to direct the filing, prosecution and maintenance of a Patent covering a Sole Invention or Target Invention shall also have the right to select the in-house or outside counsel (who shall be reasonably acceptable to the other Party) who will perform the aforementioned filing, prosecution and maintenance-associated activities.  The Parties shall mutually agree on the in-house or outside counsel who will perform the filing, prosecution and maintenance of Joint Inventions.

(b)                                  BMS shall bear [ * ] associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Patents covering (1) its Sole Inventions (other than those exclusively licensed to Exelixis under Section 5.3(b)), (2) the Sole Inventions of Exelixis that are exclusively licensed to BMS under any of Sections 5.1(a)(ii)-(iv), (3) the Joint Inventions that are exclusively licensed to BMS under any of Sections 5.1(a)(ii)-(iv), and (4) the Target Inventions that are exclusively or co-exclusively licensed to BMS under any of Sections 5.1(a)(ii)-(iv) or 5.1(b); provided that:

(i)                                    if Exelixis or a Third Party licensee of Exelixis is practicing (A) a particular Exelixis Sole Invention or Joint Invention outside the scope of any of the licenses set forth in any of Sections 5.1(a)(ii)-(iv), (B) a particular BMS Sole Invention inside the scope of the license set forth in Section 5.3(c), (C) a particular Exelixis Sole Invention inside the scope of the licenses set forth in Sections 5.1(a)(ii) or 5.1(a)(iv) (where expressly permitted by this Amended and Restated Agreement), or (D) a particular Target Invention outside the scope of any of the licenses set forth in any of Sections 5.1(a)(ii)-(iv) or 5.1(b) or within the scope of a co-exclusive license retained by it under Section 5.1(b)(ii), and such Invention is covered by a Patent for which BMS would otherwise bear [ * ], then, subject to (b)(ii) below, Exelixis and BMS shall [ * ]; and

(ii)                                if any Target Invention, Sole Invention of Exelixis or Joint Invention covered by (b) above is part of a patent application or patent that covers other inventions that are not subject to (b) above and that are not licensed to BMS under any of Sections 5.1(a)(ii)-(iv) or 5.1(b), then the Parties shall [ * ].

(c)                                  Exelixis and BMS shall [ * ].

(d)                                  Exelixis shall bear [ * ] associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Patents covering (1) its Sole Inventions (other than those exclusively licensed to BMS under any of Sections 5.1(a)(ii)-(iv)), (2) the Sole Inventions of BMS exclusively licensed to Exelixis under Section 5.3(b), (3) the Joint Inventions exclusively licensed to Exelixis under Section 5.3(b), and (4) the Target Inventions (other than those exclusively or co-exclusively licensed to BMS under any of Sections 5.1(a)(ii)-(iv) or 5.1(b)); provided that:

(i)                                    if BMS or a Third Party licensee of BMS is practicing a particular BMS Sole Invention or Joint Invention outside the scope of the licenses set forth in Section 5.3, then Exelixis and such Invention is covered by a Patent for which Exelixis would otherwise bear [ * ], then, subject to (d)(ii) below, the Parties shall [ * ]; and

(ii)                                if any Target Invention, Sole Invention of BMS or Joint Invention covered by (d) above is part of a patent application or patent that covers other inventions that are not subject to (d) above and that are not licensed to Exelixis under Section 5.3(b), then the Parties shall [ * ].

(e)                                  (i)                                    If a Party elects not to [ * ], such Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable), and, if the other Party assumes [ * ], then the assuming Party will [ * ].

(ii)                                If a Party is the assignee or owner of a Patent (other than a Joint Patent) that is licensed to the other Party under any of Sections 5.1(a)(ii)-(iv), 5.1(b), 5.3(b) or 5.3(c), and such owning Party does not wish [ * ], such owning Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable).  If the other Party assumes [ * ], then the assuming Party will [ * ].

(iii)                            If a Party is the licensee of a Patent (other than a Joint Patent) under any of Sections 5.1(a)(ii)-(iv), 5.1(b), 5.3(b) or 5.3(c), and such Party does not wish to [ * ], such Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable), and shall [ * ].

(f)                                    Each Party shall provide to the other Party, on a semi-annual basis, a patent report that includes the serial number, docket number and status of each Patent for which, pursuant to Section 8.3(a), such Party has the right to direct the filing, prosecution and maintenance and which covers a Sole Invention, Joint Invention or Target Invention.  At the same time, each Party shall provide to the other a reasonably detailed estimate of [ * ].  The Parties through their patent counsel will discuss [ * ].

8.4                               Enforcement of Patent Rights.

(a)                                  Enforcement of BMS Sole Patents.

(i)                                    Enforcement by Exelixis.  In the event that in-house counsel for either Party becomes aware of a suspected infringement of any Patent claiming a Sole Invention of BMS [ * ], such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a BMS Sole Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  Subject to the rights of any Third Party licensees of such Patent, Exelixis shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by Exelixis or required by law, and [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a BMS Sole Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.

(ii)                                Enforcement by BMS.  If Exelixis elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(a)(i) and so notifies BMS, then BMS may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law, and [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such BMS Sole Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(b)                                  Enforcement of Exelixis Sole Patents.

(i)                                    Enforcement by BMS.  In the event that in-house counsel for either Party becomes aware of a suspected infringement, by a Third of a Patent claiming a Sole Invention of Exelixis [ * ], such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a Exelixis Sole Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  Where such suspected infringement involves such Third Party’s development, manufacture, use or sale of a small molecule oncology product against such BMS Selected Target, BMS shall have the right, but shall not be obligated, to bring an infringement action against any such Third Party or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control; provided, that this right shall not apply to utility patents in a defined field to which BMS exercised an option under Section 5.2(b).  Exelixis will reasonably assist BMS [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by BMS or required by law, and [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such Exelixis Sole Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(ii)                                Enforcement by Exelixis.  If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(b)(i) and so notifies Exelixis, or if such suspected infringement of an Exelixis Sole Patent does not involve a Third Party developing, using, making or selling a small molecule oncology product against such BMS Selected Target then, Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, with respect to small molecules, of an Exelixis Sole Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.

(c)                                  Enforcement of Target Patents.

(i)                                    BMS Target Patents

(1)                                 Enforcement by BMS.  In the event that in-house counsel of either Party becomes aware of a suspected infringement of a Patent claiming a Target Invention [ * ], such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a BMS Target Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  Where such suspected infringement involves such Third Party’s development, manufacture, use or sale of a small molecule oncology product against such BMS Selected Target, BMS shall have the right, but shall not be obligated, to bring an infringement action against such Third Party or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by BMS or required by law, and [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a BMS Target Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(2)                                 Enforcement by Exelixis.  If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(c)(i)(1) and so notifies Exelixis, or if such suspected infringement of a BMS Target Patent does not involve a Third Party developing, using, making or selling a small molecule oncology product against such BMS Selected Target, then Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and Exelixis will [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, with respect to small molecules, of a BMS Target Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.  This Section 8.4(c)(i)(2) shall not apply to any BMS Target Patent that does not have any claim that pertains to the areas in which Exelixis has rights pursuant to Section 5.3.

(ii)                                EXEL Target Patents

(1)                                 Enforcement by Exelixis.  In the event that in-house counsel of either Party becomes aware of a suspected infringement of a Patent claiming a Target Invention [ * ], such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a EXEL Sole Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  Exelixis shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by Exelixis or required by law, and Exelixis will [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of an EXEL Target Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.

(2)                                 Enforcement by BMS.  If Exelixis elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(c)(ii)(1) and so notifies BMS, then, subject to the rights of any Third Party licensors of such Patent to Exelixis, BMS may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law, and BMS will [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability of, an EXEL Target Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.  This Section 8.4(c)(ii)(2) shall not apply to any EXEL Target Patent that does not have any claim that pertains to the areas in which BMS has rights pursuant to Section 5.1.

(iii)                            Other Target Patents.

(1)                                 Enforcement by Exelixis.  In the event that in-house counsel of either Party becomes aware of a suspected infringement of a Patent that claims a Target Invention but is not a BMS Target Patent or an EXEL Target Patent (for purposes of this Section 8.4 only, an “Other Target Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of an Other Target Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  Exelixis shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by Exelixis or required by law, and Exelixis will [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(2)                                 Enforcement by BMS.  If Exelixis elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(c)(iii)(1) and so notifies BMS, then BMS may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law, and BMS will [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or adversely affects the enforceability of an Other Target Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(d)                                  Enforcement of Joint Patents.

(i)                                    BMS Joint Patents.

(1)                                 Enforcement by BMS.  In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent claiming a Joint Invention [ * ], such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a BMS Joint Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  BMS shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by BMS or required by law, and BMS will [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or affects the enforceability of a BMS Joint Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(2)                                 Enforcement by Exelixis.  If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(d)(i)(1) and so notifies Exelixis, then Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and Exelixis will [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or affects the enforceability of a BMS Joint Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.

(ii)                                EXEL Joint Patents.

(1)                                 Enforcement by Exelixis.  In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent claiming a Joint Invention [ * ], such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of an EXEL Joint Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  Exelixis shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by Exelixis or required by law, and Exelixis will [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or affects the enforceability of an EXEL Joint Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.

(2)                                 Enforcement by BMS.  If Exelixis elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(d)(ii)(1) and so notifies BMS, then, subject to the rights of any Third Party licensors of such Patent to Exelixis, BMS may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law, and BMS will [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or affects the enforceability of an EXEL Joint Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(iii)                            Other Joint Patents.

(1)                                 Enforcement by BMS.  In the event that in-house counsel for either Party becomes aware of a suspected infringement of a Patent that claims a Joint Invention but is not a BMS Joint Patent or an EXEL Joint Patent (for purposes of this Section 8.4 only, an “Other Joint Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of an Other Joint Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Amended and Restated Agreement.  BMS shall have the right, but shall not be obligated, to prosecute an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control.  Exelixis will reasonably assist BMS [ * ] in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by BMS or required by law, and BMS will [ * ].  Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by BMS without the prior consent of Exelixis, which consent shall not be unreasonably withheld.

(2)                                 Enforcement by Exelixis.  If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(d)(iii)(1) and so notifies Exelixis, then Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  BMS will reasonably assist Exelixis [ * ] in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and Exelixis will [ * ].  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by Exelixis without the prior consent of BMS, which consent shall not be unreasonably withheld.

(e)                                  General Provisions Relating to Enforcement of Patents.

(i)                                    Withdrawal.  If either Party brings such an action or defends such a proceeding under this Section 8.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 8.4 at its own expense.

(ii)                                Recoveries.  In the event either Party exercises the rights conferred in this Section 8.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared [ * ].  If after such reimbursement any funds shall remain from such damages or other sums recovered, and such funds shall be [ * ].

8.5                               Defense of Third Party Claims.

(a)                                  If a claim is brought by a Third Party that any activity related to work performed by a Party under the Collaboration infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim.  If the Third Party claim arises from Exelixis’ activities under the Collaboration, Exelixis shall control and bear the expense of its own defense and, except as set forth in Section 8.5(b), Exelixis shall [ * ].  Exelixis shall not enter into a settlement agreement with such Third Party without the written consent of BMS, which shall not be unreasonably withheld.  If the Third Party claim arises from BMS’ activities under the Collaboration, BMS shall control and bear the expense of its own defense and, except as set forth in Section 8.5(b), BMS shall [ * ].  BMS shall not enter into a settlement agreement with such Third Party without the written consent of Exelixis, which shall not be unreasonably withheld.

(b)                                  The [ * ] of Exelixis under Section 8.5(a) shall not apply to alleged infringement of Third Party technology rights by Exelixis in the course of performing work under this Amended and Restated Agreement where (i) prior to the conduct of such work Exelixis submitted to the JMT a written description of the Third Party technology in question and the work that Exelixis proposed to conduct, (ii) the JMT approved Exelixis’ conduct of such work, and (iii) the alleged infringement arose by reason of such work. The [ * ] of BMS under Section 8.5(a) shall not apply to alleged infringement of Third Party technology rights by BMS in the course of performing work under this Amended and Restated Agreement where (i) prior to the conduct of such work BMS submitted to the JMT a written description of the Third Party technology in question and the work that BMS proposed to conduct, (ii) the JMT approved BMS’ conduct of such work, and (iii) the alleged infringement arose by reason of such work.  In either such case, each Party shall [ * ].  In any event, neither Party shall be required to conduct any work under this Amended and Restated Agreement which it believes may infringe Third Party rights.

8.6                               Copyright Registrations.  Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 8.

9.                                      CONFIDENTIALITY

9.1                               Nondisclosure of Confidential Information.  All Information disclosed by one Party to the other Party pursuant to this Amended and Restated Agreement shall be “Confidential Information” for all purposes hereunder.  The Parties agree that for a period of [ * ] after the end of the Research Term or [ * ] after receipt of such Confidential Information (whichever period is longer), a Party receiving Confidential Information of the other Party will (i) use commercially reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Amended and Restated Agreement and made in furtherance of this Amended and Restated Agreement or of rights granted to a Party hereunder, and (ii) not use such other Party’s Confidential Information for any purpose except those permitted by this Amended and Restated Agreement (it being understood that this subsection (ii) shall not create or imply any rights or licenses not expressly granted under Article 5 hereof).

9.2                               Exceptions.  The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a)                                  Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b)                                  Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c)                                  Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d)                                  Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

(e)                                  Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.

9.3                               Authorized Disclosure.  A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)                                  Filing or prosecuting Patents relating to Target Inventions, Sole Inventions, Joint Inventions or Products;

(b)                                  Regulatory filings;

(c)                                  Prosecuting or defending litigation;

(d)                                  Complying with applicable governmental regulations; and

(e)                                  Disclosure, in connection with the performance of this Amended and Restated Agreement, to Affiliates, potential collaborators, partners, and licensees (including potential co-marketing and copromotion contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

The Parties acknowledge that the terms of this Amended and Restated Agreement shall be treated as Confidential Information of both Parties.  Such terms may be disclosed by a Party to individuals or entities covered by 9.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.  In addition, a copy of this Amended and Restated Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities.  In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

9.4                               Termination of Prior Agreements.  This Amended and Restated Agreement supersedes the Mutual Confidential Disclosure Agreement between Exelixis and BMS dated December 5, 2000 and the amendments thereto dated January 11, 2001 and February 7, 2001.  All Information exchanged between the Parties under such earlier agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 9.

9.5                               Publicity.  The Parties agree that the public announcement of the execution of this Amended and Restated Agreement shall be substantially in the form of the press release attached as Exhibit 9.5.  Any other publication, news release or other public announcement relating to this Amended and Restated Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

9.6                               Publications.  Neither Party shall publish or present the results of studies carried out under this Amended and Restated Agreement without the opportunity for prior review by the other Party.  Subject to Section 9.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Selected Target at least [ * ] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable.  Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications.  The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances.  The JMT will review such requests and recommend subsequent action.  Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 9.1.  Nothing contained in this Section 9.6 shall prohibit the inclusion of Confidential Information of the nonfiling Party necessary for a patent application, provided the nonfiling Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application.  Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JMT.

10.                               TERM AND TERMINATION

10.1                        Term.  This Amended and Restated Agreement supercedes the Agreement as of the Amendment Effective Date, shall become effective on the Amendment Effective Date and shall remain in effect until terminated in accordance with Section 10.2 or by mutual written agreement, or until the expiration of the last royalty payment obligation with respect to any Product, as provided in Section 7.4.  Termination of the Research Term shall not constitute termination of this Amended and Restated Agreement; termination of this Amended and Restated Agreement shall result in termination of the Research Term.

10.2                        Termination for Material Breach.

(a)                                  If either Party believes that the other is in material breach of this Amended and Restated Agreement (including without limitation any material breach of a representation or warranty made in this Amended and Restated Agreement), then the non-breaching Party may deliver notice of such breach to the other Party.  In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach.  For all breaches other than a failure to make a payment set forth in Article 7, the allegedly breaching Party shall have [ * ] to either cure such breach or, if cure cannot be reasonably effected within such [ * ] period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure.  Such a plan shall set forth a program for achieving cure as rapidly as practicable.  Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach.  For any breach arising from a failure to make a payment set forth in Article 7, the allegedly breaching Party shall have [ * ] to cure such breach.

(b)                                  If the Party receiving notice of breach fails to cure such breach within the [ * ] (as applicable), or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may terminate this Amended and Restated Agreement upon [ * ] advance written notice, provided, that if the breach applies only to a given Selected Target, a given Product, Pharmacogenomic Product, a given Lead Compound/Back-Up Compound, or to the license rights granted to a Party under any of subsections 5.1(a)(iv)-(v), 5.1(a)(vii)-(viii), 5.3(d), or 5.3(g), the non-breaching Party may only terminate the breaching Party’s rights with respect to such Selected Target, Product, Pharmacogenomic Product, Lead Compound/Back-Up Compound, or the license rights granted to a Party under such subsection.  Notwithstanding the foregoing, a Party may terminate this Amended and Restated Agreement upon the third or any subsequent such termination of the other Party’s rights with respect to a given Selected Target, a given Product, Pharmacogenomic Product, a given Lead Compound/Back-Up Compound, or the license rights granted to the other Party under any of subsections 5.1(a)(iv)-(v), 5.1(a)(vii)-(viii), 5.3(d), or 5.3(g).

(c)                                  If a Party gives notice of termination under this Section 10.2 and the other Party disputes whether such notice was proper, then the issue of whether this Amended and Restated Agreement has been terminated shall be resolved in accordance with Section 13.1.  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process under Section 13.1 within the time period set forth in Section 10.2(a) for the applicable breach following such determination.  If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Amended and Restated Agreement shall have remained in effect.

10.3                        Effect of Termination; Survival.

(a)                                  In the event of termination of this Amended and Restated Agreement for any reason other than material breach pursuant to Section 10.2 or by mutual agreement, the following provisions of this Amended and Restated Agreement shall survive: Articles 1, 4, 9, 12 and 13, and Sections 2.16, 2.18, 3.8, 3.10, 5.1, 5.2(a), 5.3, 5.4, 6.2(a) (except for the last sentence of 6.2(a)(ii)), 6.2(b), 6.3(a), 7.14, 7.15, 8.1, 8.3, 8.4, 8.5, 10.3, and 11.3.

(b)                                  In the event of termination of this Amended and Restated Agreement pursuant to Section 10.2, the provisions of this Amended and Restated Agreement referenced in Section 10.3(a) shall survive (except that Sections 8.3 and 8.4 shall survive only with respect to Joint Inventions); provided, however, that any licenses granted under this Amended and Restated Agreement in favor of the breaching Party shall terminate, other than (A) the license rights granted to BMS under Section 5.1(b) (which shall survive even if Exelixis is the terminating Party, unless such termination is due to BMS’ breach of such license), (B) the license rights granted to BMS under Section 5.1(a)(viii) (which shall survive even if Exelixis is the terminating Party, unless such termination is due to BMS’ breach of such license), and (C) the license rights granted to Exelixis under Section 5.3(d)(ii) (which shall survive even if BMS is the terminating Party, unless such termination is due to Exelixis’ breach of such license).  In such case, the non-breaching Party shall continue to hold the licenses granted hereunder, subject to the milestone and royalties set forth herein (which relevant provisions shall survive termination).  If BMS terminates this Amended and Restated Agreement pursuant to Section 10.2 on account of Exelixis’ breach, then Section 5.2(b)(v) shall survive such termination, subject to the milestone and royalties set forth herein.

(c)                                  In any event, termination of this Amended and Restated Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Amended and Restated Agreement nor prejudice either Party’s right to obtain performance of any obligation.

11.                               REPRESENTATIONS AND COVENANTS

11.1                        Mutual Authority.  Exelixis and BMS each represents and warrants to the other as of the Amendment Effective Date that: (a) it has the authority and right to enter into and perform this Amended and Restated Agreement, (b) this Amended and Restated Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (c) its execution, delivery and performance of this Amended and Restated Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

11.2                        Rights in Technology.  During [ * ], each Party will use commercially reasonable efforts to maintain (but without an obligation to renew) and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed or become subject to a license from such Party to the other Party under Article 5 or 6.  Each Party agrees to provide promptly the other Party with notice of any such alleged breach.  As of the Effective Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

11.3                        Performance by Affiliates.  The Parties recognize that each may perform some or all of its obligations under this Amended and Restated Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Amended and Restated Agreement in connection with such performance.  In particular, if any Affiliate of a Party participates in research under this Amended and Restated Agreement or with respect to Collaboration Compounds, (a) the restrictions of this Amended and Restated Agreement which apply to the activities of a Party with respect to Selected Targets and Collaboration Compounds shall apply equally to the activities of such Affiliate, and (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Amended and Restated Agreement (and subject to the licenses set forth in Article 5) as if such intellectual property had been developed by the Party.

11.4                        Third Party Rights.

(a)                                  Except as already disclosed, each Party represents and warrants to the other Party that, to its knowledge as of the Amendment Effective Date, its performance of work under the Collaboration as contemplated by this Amended and Restated Agreement shall not infringe the patent, trade secret or other intellectual property rights of any Third Party.  Each Party represents and warrants to the other Party that, to its knowledge as of the Amendment Effective Date, it will not violate a contractual or fiduciary obligation owed to such Third Party (including without limitation misappropriation of trade secrets) to perform its work under the Collaboration as contemplated by this Amended and Restated Agreement.

(b)                                  Except as already disclosed, Exelixis represents and warrants to BMS that, to its knowledge as of the Amendment Effective Date, the research conducted by Exelixis to identify the Targets listed on Exhibit 1.44 did not infringe the patent, trade secret or other intellectual property rights of any Third Party.  Exelixis represents and warrants to BMS that, to its knowledge as of the Amendment Effective Date, it did not violate any fiduciary obligation owed to any Third Party (including without limitation misappropriation of trade secrets) in conducting its research to identify the Targets listed on Exhibit 1.44.

11.5                        Notice of Infringement or Misappropriation.  [ * ] represents and warrants to [ * ] that, as of the Amendment Effective Date, it has received no notice of infringement or misappropriation of any alleged rights asserted by any third party in relation to any technology to be used in connection with the Collaboration.

11.6                        Prior Representations and Warranties.  The representations and warranties set forth in Article 11 of the Agreement, made as of the Effective Date, are shall hereby incorporated by reference as though fully set forth herein, but only for purposes of Article 12 hereof.

12.                               INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1                        Mutual Indemnification.  Subject to Section 12.4, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Indemnitee as to any such Claim (as defined in this Section 12.1) until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below, (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by such Third Party against such Indemnitee based on: (a) a breach of warranty by the indemnifying Party contained in the Agreement or this Amended and Restated Agreement; (b) breach of the Agreement or this Amended and Restated Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of a Party, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of the Agreement or this Amended and Restated Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including without limitation misappropriation of trade secrets).

12.2                        Indemnification by BMS.  Subject to Section 12.4, BMS hereby agrees to indemnify, defend and hold harmless Exelixis and its directors, agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of BMS Selected Targets, Collaboration Compounds or BMS Products by BMS or its Affiliates, agents or sublicensees except to the extent such Losses result from (a) a breach of warranty by Exelixis contained in the Agreement or this Amended and Restated Agreement; (b) breach of the Agreement or this Amended and Restated Agreement or applicable law by Exelixis; (c) negligence or willful misconduct by Exelixis, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of the Agreement or this Amended and Restated Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by Exelixis to a Third Party (including without limitation misappropriation of trade secrets).

12.3                        Indemnification by Exelixis.  Subject to Section 12.4, Exelixis hereby agrees to indemnify, defend and hold harmless BMS and its directors, agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of EXEL Selected Targets, Collaboration Compounds or EXEL Products by Exelixis or its Affiliates, agents or sublicensees except to the extent such Losses result from: (a) a breach of warranty by BMS contained in the Agreement or this Amended and Restated Agreement; (b) breach of the Agreement or this Amended and Restated Agreement or applicable law by BMS; (c) negligence or willful misconduct by BMS, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of the Agreement or this Amended and Restated Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by BMS to a Third Party (including without limitation misappropriation of trade secrets).

12.4                        Conditions to Indemnification.  As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 12.1, 12.2 or 12.3.  It shall be a condition precedent to an Indemnitee’s right to seek indemnification under such Section 12.1, 12.2 or 12.3:

(i)                                    shall inform the indemnifying Party under such applicable Section of a Claim as soon as reasonably practicable after it receives notice of the Claim;

(ii)                                shall, if the indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Amended and Restated Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Amended and Restated Agreement; and

(iii)                            shall fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim.

Provided that an Indemnitee has complied with the foregoing, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Claim.  Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of its/his/her choice and at its/his/her expense.  In no event may an Indemnitee settle or compromise any Claim for which it/he/she intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 12.1, 12.2 or 12.3 as to such Claim shall be null and void.

12.5                        Limitation of Liability.  EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 8.5(a), 12.1, 12.2 AND 12.3, AND EXCEPT FOR BREACH OF SECTION 9.1 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT OR THIS AMENDED AND RESTATED AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILFUL BREACH WITH RESPECT TO A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 11).  For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Amended and Restated Agreement.

12.6                        Collaboration Disclaimer.  EXCEPT AS PROVIDED IN ARTICLE 11 ABOVE, BMS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, TARGETS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY BMS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO EXELIXIS PURSUANT TO THE TERMS OF THE AGREEMENT OR THIS AMENDED AND RESTATED AGREEMENT.  EXCEPT AS PROVIDED IN ARTICLE 11 ABOVE, EXELIXIS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, TARGETS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY EXELIXIS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO BMS PURSUANT TO THE TERMS OF THE AGREEMENT OR THIS AMENDED AND RESTATED AGREEMENT.

13.                               MISCELLANEOUS

13.1                        Dispute Resolution.  In the event of any controversy or claim arising out of, relating to or in connection with any provision of the Agreement or this Amended and Restated Agreement, other than a dispute addressed in Section 13.3, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Medical Officer of Exelixis and the Senior Vice President, Drug Discovery and Exploratory Development of BMS (or if either foregoing position does not exist at such time, the closest successor in title to such position) and, if not resolved by such individuals, by referring the disputed matter to the President of Exelixis and the President of the BMS Pharmaceutical Group or their designees.  Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within 20 days after such notice, such representatives of the scientific management of the Parties shall meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, then said Officers shall meet within twenty (20) days thereafter for attempted resolution by good faith negotiations.  If the Officers are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any United States federal or state court of competent jurisdiction and appropriate venue, provided, that if such suit includes a Third Party claimant or defendant, and jurisdiction and venue with respect to such Third Party appropriately resides outside the United States, then in any other jurisdiction or venue permitted by applicable law.  To the extent permitted by law, the Party that seeks such judicial resolution hereby consents to the other Party’s forum of choice.

13.2                        Governing Law.  Resolution of all disputes arising out of or related to the Agreement or this Amended and Restated Agreement or the performance, enforcement, breach or termination of the Agreement or this Amended and Restated Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, as applied to agreements executed and performed entirely in the State of California by residents of the State of California, without regard to conflicts of law rules provided, however, that resolution of all disputes arising out of or related to the performance, enforcement or breach of Section 2.18 of this Amended and Restated Agreement and any remedies relating thereto shall be governed by and construed under the substantive laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York by residents of the State of New York, without regard to its conflicts of law rules.

13.3                        Patents and Trademarks.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

13.4                        Entire Agreement; Amendment.  This Amended and Restated Agreement and the MOA Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, except for the MOA Agreement; provided, however, that all events that occurred prior to the Amendment Effective Date shall be governed by the Agreement and the First Amendment as they existed prior to the Amendment Effective Date.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Amended and Restated Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.5                        Export Control.  This Amended and Restated Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Exelixis or BMS from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Amended and Restated Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

13.6                        Bankruptcy.

(a)                                  All rights and licenses granted under or pursuant to this Amended and Restated Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11.  Each Party agrees during the term of this Amended and Restated Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.  If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Amended and Restated Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Amended and Restated Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b)                                  If a Title 11 case is commenced by or against the Bankrupt Party and this Amended and Restated Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor.  Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c)                                  All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party.  The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event.  The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Amended and Restated Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.  Any intellectual property provided pursuant to the provisions of this Section 13.6 shall be subject to the licenses set forth elsewhere in this Amended and Restated Agreement and the payment obligations of this Amended and Restated Agreement, which shall be deemed to be royalties for purposes of Title 11.

13.7                        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Amended and Restated Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Amended and Restated Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

13.8                        Notices.  Any notice required or permitted to be given under this Amended and Restated Agreement shall be in writing, shall specifically refer to this Amended and Restated Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: Chief Executive Officer

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.

For BMS:	Bristol-Myers Squibb Pharmaceutical Research Institute
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Senior Vice President – Drug Discovery

With a copy to:	Bristol-Myers Squibb Pharmaceutical Research Institute
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President and Senior Counsel – BMSPRI

13.9                        Consents Not Unreasonably Withheld or Delayed.  Whenever provision is made in this Amended and Restated Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Amended and Restated Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

13.10                 Maintenance of Records.  Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

13.11                 United States Dollars.  References in this Amended and Restated Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

13.12                 No Strict Construction.  This Amended and Restated Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Amended and Restated Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.13                 Assignment.  Neither Party may assign or transfer this Amended and Restated Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Amended and Restated Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Amended and Restated Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Amended and Restated Agreement by such Affiliate.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.13 shall be null and void and of no legal effect.

13.14                 Electronic Data Interchange.  If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Amended and Restated Agreement shall apply to such EDI activities.

13.15                 Counterparts.  This Amended and Restated Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.16                 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amended and Restated Agreement.

13.17                 Severability.  If any one (1) or more of the provisions of this Amended and Restated Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Amended and Restated Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Amended and Restated Agreement may be realized.

13.18                 Headings.  The headings for each article and section in this Amended and Restated Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.19                 No Waiver.  Any delay in enforcing a Party’s rights under this Amended and Restated Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Amended and Restated Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Agreement in duplicate originals by their proper officers as of the date and year first above written.

BRISTOL-MYERS SQUIBB COMPANY		EXELIXIS, INC.

By:	/s/ James B. D. Palmer	By:	/s/ George Scangos

Title:	President	Title:	President & CEO

Date:	12/15/03	Date:	12/21/03

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EXHIBIT 1.39A

GENETIC ENTRY POINTS FOR INITIAL RESEARCH TERM

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EXHIBIT 1.39B

GENETIC ENTRY POINTS FOR SUBSEQUENT RESEARCH TERM

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EXHIBIT 1.44

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EXHIBIT 1.79

TIER 1 VALIDATION

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EXHIBIT 1.80

TIER 2 VALIDATION

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EXHIBIT 3.11

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EXHIBIT 5.1(a)(vii)

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EXHIBIT 5.3(d)

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EXHIBIT 9.5

Press Release

DRAFT: NOT FOR PUBLICATION

For Immediate Release

Contact:

Jane M. Green, Ph.D.

VP, Corporate Communications

Exelixis, Inc.

650 837 7579

jmgreen@exelixis.com

BMS Contact

Title

BMS

Phone

Email

EXELIXIS AND BRISTOL-MYERS SQUIBB

EXTEND ONCOLOGY COLLABORATION

SOUTH SAN FRANCISCO, Calif. and PRINCETON, NJ – {Date} 2003 – Exelixis, Inc. (Nasdaq: EXEL) and Bristol-Myers Squibb (NYSE:BMY) announced the extension of their oncology research collaboration designed to identify and validate molecular targets implicated in cancer. As provided in the original agreement established in July 2001 and effective July 2004, Exelixis and BMS will extend their collaboration within the same field of research for an additional three years, with an option for further extension of two years, with the goal of increasing the total number and degree of validation of cancer targets Exelixis will deliver to BMS. Exelixis and BMS will each maintain the option to obtain exclusive worldwide rights to equal numbers of validated targets arising from the collaboration.

Under the terms of the extended collaboration, Bristol-Myers Squibb will provide Exelixis with an upfront payment of $3 million. Bristol-Myers Squibb will also provide annual research funding, significant milestones on cancer targets that progress through specified stages of validation, significant milestones on compounds directed against any of these targets that advance into specified stages of discovery and development, and royalties upon commercialization of any compounds directed against targets emerging from the collaboration. Funding and total milestones could reach $300 million assuming successful development of multiple targets and compounds.

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{Quote from James Plamer, Vice President, Oncology Drug Discovery, BMS}

“Our cancer collaboration with Bristol-Myers Squibb has been extremely productive, cooperative and successful due to the combined efforts of our respective research organizations and the strong support from our colleagues in the BMS management group,” said George A. Scangos, Ph.D., president and chief executive officer, Exelixis. “We believe that our collaboration exemplifies how pharmaceutical and biotechnology companies can work together successfully to exploit novel insights into cancer, share equally in the fruits of their collaboration, and advance potentially new therapeutic approaches toward the clinic. We are enthusiastic about the opportunity to build on our collaboration’s successes and to working with BMS on this important endeavor.”

{BMS boilerplate and disclaimer}

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline.  Exelixis’ development pipeline includes: XL119 which is anticipated to enter a Phase 3 trial as a potential treatment for bile duct tumors; XL784, an anticancer compound currently in a Phase 1 safety study; XL647 and XL999, anticancer compounds that are potential IND candidates; and multiple compounds in preclinical development. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies, including SmithKlineBeecham Corporation and Bristol-Myers Squibb Company. The company has also established agricultural research collaborations with Bayer CropScience, Dow AgroSciences and Renessen LLC. Other partners include Merck & Co., Inc., Schering-Plough Research Institute, Inc., Cytokinetics, Inc., Elan Pharmaceuticals, Inc. and Scios Inc. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to the extension of Exelixis’ oncology research collaboration with Bristol-Myers Squibb. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon Exelixis’ current expectations.  Forward-looking statements involve risks and uncertainties.  Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of many factors, including without limitation: Exelixis’ ability to successfully identify and validate additional molecular targets implicated in cancer, in accordance with the renewed agreement, and Exelixis’ ability to achieve milestones and royalties derived from future Bristol-Myers Squibb products developed against selected Exelixis targets under the collaboration. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended September 30, 2003, annual report on Form 10-K for the year ended December 31, 2002 and other filings with the

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Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

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